                                                                           FINAL
                                                                   EXHIBIT 10(J)




       ==================================================================




                                CREDIT AGREEMENT


                                  BY AND AMONG


                       FIRST UNION REAL ESTATE EQUITY AND
                              MORTGAGE INVESTMENTS
                                  ("BORROWER")


            FIRST UNION MANAGEMENT, INC. (THE "MANAGEMENT COMPANY")


                                      AND


                               NATIONAL CITY BANK
                                  (THE "BANK")




                          DATED AS OF DECEMBER 5, 1994




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



                               TABLE OF CONTENTS



ARTICLE 1.  INTERPRETATION.. . . . . . . . . . . . . . . . . . . .      1

         Section 1.1  General . . . . . . . . . . . . . . . . .  .      1
         Section 1.2  Definitions  . . . . . . . . . . . . . . . .      1

ARTICLE 2.  THE LOANS . . . . . . . . . . . . . .. . . . . . . . .     15

         Section 2.1   The Credit Commitment  . . .. . . . . . . .     15
         Section 2.2   Making the Loans . .  . . . . . . . . . . .     15
         Section 2.3   The Note . . . . . . .. . . . . . . . . . .     16
         Section 2.4   Interest Payable on the Loans . . . . . . .     16
         Section 2.5   Prepayments  . . . . . . . . .. . . . . . .     20
         Section 2.6   Payments and Computations  . .. . . . . . .     20
         Section 2.7   Payments to be Free of Deductions . . . . .     22
         Section 2.8   Use of Proceeds. . . . . . . . . . . . . . .    22
         Section 2.9   Libor Break Funding Costs. . . . . . . . . .    23
         Section 2.10  Additional Costs. . . . . . . . . . . .  . .    23
         Section 2.11  Indemnification for Losses . . . . . . . . .    25
         Section 2.12  Statements by the Bank . . . . . . . . . . .    25
         Section 2.13  Requests for Advances  . . . . . . . . . . .    26
         Section 2.14  The Letters of Credit  . . . . . . . . . . .    26

ARTICLE 3.  CONDITIONS PRECEDENT TO DISBURSEMENTS . . . . . . . . .    30

         Section 3.1  Conditions Precedent to Initial Closing. . .     30
         Section 3.2  Conditions Precedent to Subsequent Loans
                      and to Letters of Credit. . . . . . . . . . .    34

ARTICLE 4.  GENERAL REPRESENTATIONS AND WARRANTIES  . . . . . . . .    37

         Section 4.1   Organization, Existence  . . . . . . . . . .    37
         Section 4.2   Due Authorization .  . . . . . . . . . . . .    37
         Section 4.3   Enforceability of Documents  . . . . . . . .    39
         Section 4.4   No Default . . . . . . . . . . . . . . . . .    39
         Section 4.5   Financial Statements . . . . . . . . . . . .    39
         Section 4.6   No Adverse Changes . . . . . . . . . . . . .    40
         Section 4.7   Title to Assets  . . . . . . . . . . . . . .    40
         Section 4.8   Litigation . . . . . . . . . . . . . . . . .    40
         Section 4.9   No Materially Adverse Contracts  . . . . . .    41
         Section 4.10  Tax Returns. . . . . . . . . . . . . . . . .    41
         Section 4.11  Contracts with Affiliates  . . . . . . . . .    41
         Section 4.12  Employee Benefit Plans . . . . . . . . . . .    41





                                      (i)

         Section 4.13  Governmental Regulation  . . . . . . . . .      41
         Section 4.14  Securities Activities  . . . . . . . . . .      42
         Section 4.15  Disclosure . . . . . . . . . . . . . . . .      42
         Section 4.16  No Material Default  . . . . . . . . . . .      42
         Section 4.17  Environmental Conditions . . . . . . . . .      42
         Section 4.18  Licenses and Permits . . . . . . . . . . .      43

ARTICLE 5.  AFFIRMATIVE COVENANTS OF BORROWER . . . . . . . . . .      44

         Section 5.1   Reports and Other Information  . . . . . .      44
         Section 5.2   Maintenance of Property; Insurance . . . .      46
         Section 5.3   Priority of Mortgages  . . . . . . . . . .      47
         Section 5.4   Security Interests . . . . . . . . . . . .      47
         Section 5.5   Maintenance of Existence . . . . . . . . .      48
         Section 5.6   Compliance with Laws . . . . . . . . . . .      48
         Section 5.7   Notice of Litigation: Judgments  . . . . .      49
         Section 5.8   Notice of Other Events . . . . . . . . . .      49
         Section 5.9   Inspections  . . . . . . . . . . . . . . .      50
         Section 5.10  Payment of Taxes and Other Claims  . . . .      50
         Section 5.11  Payment of Indebtedness  . . . . . . . . .      50
         Section 5.12  Payment of Fees  . . . . . . . . . . . . .      51
         Section 5.13  Performance of Obligations Under the Loan
                       Documents  . . . . . . . . . . . . . . . .      51
         Section 5.14  Governmental Consents and Approvals  . . .      51
         Section 5.15  Employee Benefit Plans and Guaranteed
                       Pension Plans  . . . . . . . . . . . . . .      52
         Section 5.16  Further Assurances . . . . . . . . . . . .      52
         Section 5.17  [Deliberately Omitted] . . . . . . . . . .      52
         Section 5.18  Financial Covenants  . . . . . . . . . . .      52
         Section 5.19  Additional Mortgaged Properties; Substitute
                       Mortgaged Properties. . . . . . . . . . .       53

ARTICLE 6.  NEGATIVE COVENANTS OF BORROWER  . . . . . . . . . . .      56

         Section 6.1   Limitation on Nature of Business . . . . .      56
         Section 6.2   Limitation on Consolidation and Merger . .      56
         Section 6.3   Limitation on Distributions, Dividends
                       and Return of Capital  . . . . . . . . . .      57
         Section 6.4   Acquisition of Margin Securities . . . . .      58
         Section 6.5   Limitation on Indebtedness . . . . . . . .      58





                                      (ii)

         Section 6.6   Transactions with Affiliates . . . . . . .   59
         Section 6.7   Limitation on Certain Actions  . .  . . .    59

ARTICLE 7.  EVENTS OF DEFAULT; REMEDIES . . . . . . . . . . . . .   59

         Section 7.1   Events of Default  . . . . . . . . . . . .   59
         Section 7.2   Termination of Commitments and
                       Acceleration of Obligations . . . . . . .    61
         Section 7.3   No Implied Waiver; Rights Cumulative . .     62

ARTICLE 8.  PROVISIONS OF GENERAL APPLICATION . . . . . . . . .     63

         Section 8.1   Duration . . . . . . . . . . . . . . . .     63
         Section 8.2   Notices  . . . . . . . . . . . . . . . .     63
         Section 8.3   Survival of Representations  . . . . . .     64
         Section 8.4   Amendments . . . . . . . . . . . . . . .     64
         Section 8.5   Costs, Expenses, Taxes and Indemnification   64
         Section 8.6   Binding Effect; Assignment . . . . . . .     66
         Section 8.7   Governing Law; Jurisdiction and Venue  .     67
         Section 8.8   WAIVER OF JURY TRIAL . . . . . . . . . .     67
         Section 8.9   Waivers  . . . . . . . . . . . . . . . .     67
         Section 8.10  Integration of Schedules and Exhibits  .     67
         Section 8.11  Headings . . . . . . . . . . . . . . . .     67
         Section 8.12  Counterparts . . . . . . . . . . . . . .     67
         Section 8.13  Severability . . . . . . . . . . . . . .     67
         Section 8.14  One General Obligation . . . . . . . . .     67
         Section 8.15  Liability of Borrower's Trustees, Etc.       68





                                     (iii)

MATERIALS ANNEXED TO THIS AGREEMENT
-----------------------------------

A.  SCHEDULES TO THIS AGREEMENT:
-------------------------------

        1.      SCHEDULE 1.1
                ------------

                List of the Mortgaged Properties (showing the initial Market Constant and the Coverage Factor attributable to each) as at the date of the Credit Agreement, together with legal descriptions of each such Mortgaged Property.

         2.     SCHEDULE 1.1(A)
                ---------------

                A legal description of the Kandi Mall Property, showing the initial Market Constant and the Coverage Factor that the parties anticipate will be applicable to such property as at the date that such property becomes a Mortgaged Property under this Credit Agreement as contemplated by Section 3.2(h).

         3.     SCHEDULE 4.1(C)
                ---------------

                List of all of Borrower's ownership interests (direct or indirect, and legal or equitable) in excess of one percent (1%) in other corporations, partnerships, business trusts, joint ventures or trade or business enterprises.

         4.     SCHEDULE 4.7
                ------------

                List of any Property or asset (other than those disposed of in the ordinary course of business) shown on Borrower's balance sheet but not owned or leased by Borrower or a Consolidated Subsidiary of Borrower.

         5.     SCHEDULE 4.8
                ------------

                List of all litigation, proceedings and investigations pending or, to Borrower's knowledge, threatened against Borrower or in which Borrower is a participant.

         6.     SCHEDULE 4.12
                -------------

                List of Borrower's Employee Benefit Plans and Guaranteed Pension Plans.

B.       EXHIBITS TO THIS AGREEMENT:
         --------------------------

         Exhibit A - Form of Assignment of Rents and Leases

         Exhibit B - Form of Borrower's Compliance Certificate

         Exhibit C - Form of Environmental Indemnity Agreement

         Exhibit D - Form of Mortgage

         Exhibit E - Form of Note

         Exhibit F - Form of Payment Authorization

         Exhibit G - Form of Request for Advance

         Exhibit G-2 - Form of Request for Issuance of Letter of
                        Credit

         Exhibit H - Form of Borrower's Counsel's Opinion

         THIS CREDIT AGREEMENT (this "Agreement") dated as of December 5, 1994, by and among FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS, a real estate investment trust organized under the laws of the State of Ohio (hereinafter, "Borrower"), and FIRST UNION MANAGEMENT, INC., a Delaware corporation (the "Management Company"), and NATIONAL CITY BANK, a national banking association (the "Bank").

                                   ARTICLE 1
                                   ---------

                                 INTERPRETATION
                                 --------------

                 Section 1.1 GENERAL. For the purposes of this Agreement the following general rules of interpretation shall apply to the extent they are not clearly inconsistent with the context or the subject matter of specific provisions hereof:

                 (a) The expression "this Agreement" shall mean this Credit Agreement (including all of the Schedules and Exhibits annexed hereto) as originally executed, or, if supplemented, amended or restated from time to time, as so supplemented, amended or restated;

                 (b) Singular nouns shall include the plural and vice versa, and all references to dollars shall mean United States Dollars;

                 (c) Accounting terms not otherwise defined herein shall have the meanings assigned to them in accordance with Generally Accepted Accounting Principles (as hereinafter defined); and

                 (d) All Schedules and Exhibits to this Credit Agreement shall be deemed to be incorporated herein by reference.

                 Section 1.2 DEFINITIONS. In addition to terms defined elsewhere in this Agreement, the terms set forth below shall have the following meanings for the purpose of this Agreement:

                 "ACCOUNTANTS" means Arthur Andersen & Co., or another "Big Six" firm of certified public accountants selected by Borrower from time to time as its auditing and accounting firm.

                 "ADJUSTED PRIME RATE" means, as to Prime Rate Loans which are Tier 3 Obligations, the sum of the Prime Rate plus one-quarter of one percent (0.25%) (except as otherwise provided in Section 2.4(c)(ii)).

                 "AFFILIATE" means, in relation to any Person (herein, an "Affiliated Person"), any Person (other than a Subsidiary) which (directly or indirectly) controls or is controlled by or is under common control with such Affiliated Person. For the purposes of this definition, the term "control" shall mean the possession (directly or indirectly) of the power to direct or to cause the direction of the management or the policies of a Person, whether through the ownership of shares of any class in the capital or any other voting securities of such Person, by contract or otherwise.

                 "AGGREGATE BORROWING BASE" means, as at any time during the pendency of this Agreement, the sum of the Borrowing Bases for each Mortgaged Property then included in the Eligible Real Estate, provided, however, that until such time as Borrower shall have complied with the terms of Section 3.2(h) (or shall have submitted Additional Properties as Mortgaged Properties as contemplated by Section 5.19) the Aggregate Borrowing Base shall not exceed Fifty Million Dollars ($50,000,000).

                 "AGGREGATE MEASURED CREDIT RISK" means, as at any time during the pendency of this Agreement that a Swap Agreement is in effect, the amount determined by the Bank in accordance with the terms of such Swap Agreement as being Borrower's measured credit risk thereunder at such time. The amount of the Aggregate Measured Credit Risk shall not exceed Three Million Dollars ($3,000,000) at any time.

                 "APPRAISED VALUE" means, as to each Additional Property or Substitute Property, the fair market value of such property as determined by an appraiser who is a member of the American Institute of Real Estate Appraisers (or has a corresponding professional designation acceptable to the Bank), pursuant to an appraisal acceptable to the Bank prepared and delivered in conformity with any and all regulations and legal requirements applicable to the Bank with respect to real property collateral.

                 "ASSIGNMENTS" mean, collectively, the Assignments of Rents and Leases now or hereafter executed and delivered by Borrower and the Management Company to the Bank, substantially in the form of EXHIBIT A hereto.

                 "BORROWING BASE" shall mean, with respect to each Mortgaged Property comprised within the Eligible Real Estate, the value ascribed to such Mortgaged Property for certain purposes in respect of the transactions contemplated by this Agreement, and shall be calculated and reported, quarterly, by dividing such Mortgaged Property's Property NOI by the product resulting from the multiplication of such Mortgaged Property's Coverage Factor by its Market Constant, to-wit:
                                                       PROPERTY NOI
                                           ____________________________________
                 Borrowing Base =          (Coverage Factor) x (Market Constant)

                 "BUSINESS DAY" means any day other than a Saturday or Sunday on which commercial banking institutions are open for business in Cleveland, Ohio.

                 "CLOSING DATE" means the day on which the initial Loan is made pursuant to this Agreement.

                 "CODE" means the United States Internal Revenue Code of 1986, as amended from time to time, or any successor federal tax code, and any reference to any statutory provision shall be deemed to be a reference to any successor provision or provisions.

                 "COLLATERAL" means any and all rights and interests in or to property now or hereafter pledged, given or granted as security for the Obligations pursuant to any of the Loan Documents, including, without limitation, those Mortgaged Properties which are more particularly described in
SCHEDULE 1.1 hereto.

                 "COMMITMENT FEE" means a fee, payable to the Bank, equal to three-eighths of one percent (3/8%) per annum (computed on the basis of a 360-day year for the actual number of days elapsed) on the average daily unused portion of $60,000,000 (without regard to whether the full amount of the credit facility provided hereunder is then available to Borrower).

                 "COMPLIANCE CERTIFICATE" means a certificate, substantially in the form of EXHIBIT B, evidencing Borrower's compliance with the requirements imposed upon it by this Agreement, to be furnished to the Bank quarterly.

                 "CONTINGENT OBLIGATION" means any direct or indirect liability, contingent or otherwise, with respect to any Indebtedness, lease, dividend, letter of credit, banker's acceptance or other obligation of another Person incurred to provide assurance to the obligee of such obligation that such obligation will be paid or discharged, that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof. Contingent Obligations shall include, without limitation, (i) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by any Person of the obligation of another Person; (ii) any liability for the obligations of another Person through any agreement (contingent or otherwise)
(A) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), (B) to maintain the solvency of any balance sheet item, level of income or financial condition of another, or (C) to make take-or-pay, pay-or-play or similar payments if required regardless of nonperformance by any other party or parties to an agreement, if in the case of any agreement described under subclauses (A), (B) or (C) of this sentence the purpose or intent thereof is to provide the assurance described above. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported.

                "COVERAGE FACTOR" shall mean the factor, determined by the Bank with respect to each respective Mortgaged Property included as Eligible Real Estate, by which the Market Constant for such

Mortgaged Property shall be multiplied to determine the denominator used to calculate the Borrowing Base attributable to such Mortgaged property. The Coverage Factor for each initial Mortgaged Property is set forth on SCHEDULE 1.1.

                 "CREDIT COMMITMENT" shall mean the Bank's agreement and undertaking to make Loans to and to issue Letters of Credit to or for the account of Borrower in accordance with, and subject to, the terms and conditions of this Agreement.

                 "DECLARATION OF TRUST" means Borrower's Amended Declaration of Trust, dated July 25, 1986, as the same may hereafter be amended from time to time.

                 "DEFAULT" means any event or occurrence which, with the giving of notice or the passage of time, or both, would constitute an Event of Default.

                 "DEFAULT INTEREST RATE" means an annual rate of interest equal to the lesser of (i) two and one-fourth percent (2-1/4%) above the Prime Rate; or (ii) the maximum rate of interest which may lawfully be charged in respect of the Obligations.

                 "DISTRIBUTION" means:

                 (i) The declaration or payment of any dividends or other distributions on or in respect of capital stock or other equity interests, including but not limited to certificates of beneficial interest (except distributions in such equity interests); or

                 (ii) The redemption, acquisition or other retirement of Securities, except such redemptions, acquisitions or other retirements made as a part of the same transaction from the net proceeds of the sale of such Securities.

                 "DRAW DATE" means, in relation to any Loan, the day on which such Loan is made or to be made to Borrower pursuant to this Agreement.

                 "EBITDA" means, for any fiscal quarter of Borrower, Borrower's Net Income for such fiscal quarter, increased by the sum for such period of interest expense, income and franchise tax expense, and amortization and depreciation (in each case as determined in accordance with GAAP) deducted in determining Net Income for such period.

                 "ELIGIBLE REAL ESTATE" means all of the Mortgaged Properties.

                 "EMPLOYEE BENEFIT PLAN" means an "employee benefit plan" as defined in Section 3(3) of ERISA.

                 "ENVIRONMENTAL INDEMNITY AGREEMENTS" means the environmental indemnity agreements now or hereafter executed and delivered by Borrower to the Bank, substantially in the form of EXHIBIT C hereto.

                 "ENVIRONMENTAL LAWS" means all present and future laws, statutes, ordinances, rules, regulations, orders, and determinations of any Federal, state or local governmental authority pertaining to health, protection of the environment, natural resources, conservation, wildlife, waste management, regulation of activities involving Hazardous Substances, and pollution, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act ("Superfund" or "CERCLA"), 42 U.S.C.
Section 9601 ET SEQ., the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), 42 U.S.C. Section 9601(20)(D), the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. Section 6901 ET SEQ., the Federal Water Pollution Control Act, as amended by the Clean Water Act (the "Clean Water Act"), 33 U.S.C. Section 1251 ET SEQ., the Clean Air Act ("CAA"), 42 U.S.C.
Section 7401 ET SEQ., and the Toxic Substances Control Act, 15 U.S.C. Section 2601 ET SEQ., together with any and all applicable licenses, permits or governmental approvals pertaining to, or establishing standards with respect to, any of the foregoing matters, as any of the foregoing may be amended or supplemented.

                 "ERISA" means the Employee Retirement Income Security Act of 1974 and the rules and regulations issued thereunder, as the same may be amended from time to time, and including any successor statute.

                 "ERISA AFFILIATE" means, in relation to any Person, any trade or business (whether or not incorporated) which is a member of a group of which that Person is a member and which is under common control with such Person within the meaning of the regulations promulgated under Section 414 of the Code, as amended.

                 "ERISA LIABILITIES" means the aggregate of all unfunded vested benefits under any plan of Borrower or any ERISA Affiliate of Borrower under any Plan covered by ERISA that is not a Multiemployer Plan, and all potential withdrawal liabilities of any thereof under all Multiemployer Plans.

                 "EVENT OF DEFAULT" means any event or condition described in
Section 7.1 of this Agreement.

                 "FACE AMOUNT" means, as to any Letter of Credit which is issued or to be issued pursuant to this Agreement, the maximum undisbursed amount available, at the time of such determination, to be drawn under such Letter of Credit.

                 "FUNDS FROM OPERATIONS" means, for any fiscal period of Borrower, Borrower's Net Income PLUS depreciation and amortization expenses for such period.

                 "GENERALLY ACCEPTED ACCOUNTING PRINCIPLES" or "GAAP" means generally accepted accounting principles in effect from time to time in the United States, consistently applied as regards any specific fiscal period.

                 "GUARANTEED PENSION PLAN" means any pension plan maintained by Borrower or any ERISA Affiliate of Borrower, or to which Borrower or any ERISA Affiliate contributes, some or all of the benefits under which are guaranteed by the Pension Benefit Guaranty Corporation within the U.S. Department of Labor.

                 "HAZARDOUS SUBSTANCES" means (i) any hazardous wastes and/or toxic chemicals, materials, substances or wastes as defined by or for the purposes of any of the Environmental Laws; (ii) any "oil", as defined by the Clean Water Act, as amended from time to time, and regulations promulgated thereunder (including crude oil or any fraction thereof and any petroleum products or derivatives thereof); (iii) any substance, the presence of which is prohibited, regulated or controlled by any other applicable federal or state or local laws, regulations, statutes or ordinances now in force or hereafter enacted relating to waste disposal or environmental protection with respect to the exposure to, or manufacture, possession, presence, use, generation, storage, transportation, treatment, release, emission, discharge, disposal, abatement, cleanup, removal, remediation or handling of any such substances;
(iv) any asbestos or asbestos-containing materials, polychlorinated biphenyls ("PCBs") in the form of electrical equipment, fluorescent light fixtures with ballasts, cooling oils or any other form, urea formaldehyde, atmospheric radon at levels over four picocuries per cubic liter; (v) any solid, liquid, gaseous or thermal irritant or contaminant, such as smoke, vapor, soot, fumes, alkalis, acids, chemicals, pesticides, herbicides, sewage, industrial sludge or other similar wastes; (iv) industrial, nuclear or medical by-products; and (vii) any underground storage tank(s).

                 "HEAD OFFICE" means the head office of National City Bank, located at 1900 East Ninth Street, Cleveland, Ohio 44101-0756, or such other office as may be designated as such by written notice to Borrower by the Bank.

                 "INDEBTEDNESS" means, in relation to any Person, at any particular time, all of the obligations of such Person which, in accordance with GAAP, would be classified as indebtedness upon a balance sheet (including any footnote thereto) of such Person prepared at such time, and in any event shall include, without limitation:

                 (i) all indebtedness of such Person arising or incurred under or in respect of (A) any guaranties (whether direct or indirect) by such Person of the indebtedness, obligations or liabilities of any other Person, or (B) any endorsement by such Person of any of the indebtedness, obligations or liabilities of any other Person (otherwise than as an endorser of negotiable instruments received in the ordinary course of business and presented to commercial banks for collection of deposit), or (C) the discount by such Person, with recourse to such Person, of any of the indebtedness, obligations or liabilities of any other Person;

                 (ii) all indebtedness of such Person arising or incurred under or in respect of any agreement, contingent or otherwise made by such Person (A) to purchase any indebtedness of any other Person or to advance or supply funds for the payment or purchase of any indebtedness of any other Person or (B) to purchase, sell or lease (as lessee or lessor) any property, products, materials or supplies or to purchase or sell transportation or services, primarily for the purpose of enabling any other Person to make payment of any indebtedness of such other Person or to assure the owner or holder of such other Person's indebtedness against loss, regardless of the delivery or non-delivery of the property, products, materials or supplies or the furnishing or non-furnishing of the transportation or services, or (C) to make any loan, advance, capital contribution or other investment in any other Person for the purpose of assuring a minimum equity, asset base, working capital or other balance sheet condition for or as at any date, or to provide funds for the payment of any liability, dividend or stock liquidation payment, or otherwise to supply funds to or in any manner invest in any other Person;

                 (iii) all indebtedness, obligations and liabilities secured by or arising under or in respect of any Lien, upon or in Property owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness, obligations and liabilities;

                 (iv) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person, even though the rights and remedies of the seller or lender (or lessor) under such agreement in the event of default are limited to repossession or sale of such Property; and

                 (v) all indebtedness arising or incurred under or in respect of any Contingent Obligation.

                 "INDEBTEDNESS FOR BORROWED MONEY" means at any particular time, all Indebtedness (i) in respect of any money borrowed (including pursuant to this Agreement); (ii) under or in respect of any Contingent Obligation (whether direct or indirect) of any money borrowed; (iii) evidenced by any loan or credit agreement, promissory note, debenture, bond, guaranty or other similar written obligation to pay money; or (iv) arising under leases which, in accordance with GAAP, should be reflected as indebtedness on a balance sheet.

                 "INSPECTION FEE" means the sum of Five Thousand Dollars ($5,000) per annum for each year during the pendency of this Agreement, payable in advance to the Bank to defray the Bank's costs and expenses in inspecting and monitoring the performance of the Eligible Real Estate.

                 "INTEREST EXPENSE" means, for any period, the aggregate interest payable by Borrower and all of Borrower's Consolidated Subsidiaries during such period determined in accordance with GAAP.

                 "INTEREST PERIOD" means: (a) For each Libor Rate Loan, the period commencing on the Draw Date for such loan and ending one, two, three, four, six or twelve months thereafter; provided that

                 (i) any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the Business Day immediately preceding such day;

                 (ii) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

                 (iii) any Interest Period which begins before the Termination Date and would otherwise end after the Termination Date shall end on the Termination Date; and

                 (b) For a Prime Rate Loan, the period ending on the earliest of (i) the date on which such Prime Rate Loan is repaid by Borrower; (ii) the date on which such Prime Rate Loan is converted to a Libor Rate Loan pursuant to Section 2.4(a) hereof; or (iii) the Termination Date.

                 "INVESTMENT" means any investment in any other Person by stock purchase, capital contribution, loan, advance, guaranty of any Indebtedness or creation or assumption of any other liability in respect of any Indebtedness of such Person (including, without limitation, any liability of any kind described in clause (i) or (ii) of the definition of the term "Indebtedness" set forth in this Section), or the transfer or sale of Property (otherwise than in the ordinary course of the business) to any other Person for less than payment in full in cash of the transfer or sale price or the fair value thereof (whichever of such price or value is higher).

                 "ISSUANCE DATE" means, in relation to any Letter of Credit, the day on which such Letter of Credit is issued or is to be issued in accordance with this Agreement.

                 "LATE CHARGE" means with respect to any delinquent payment of principal or interest hereunder a fee that is equal to the greater of One Hundred and 00/100 Dollars ($100.00) or five percent (5.0%) of the delinquent payment, charged to Borrower or added to the unpaid balance of the Note whenever any payment of principal or interest is not paid within five (5) days after the date on which such payment first became due and payable.

                 "LEGAL REQUIREMENTS" means all applicable laws, rules, regulations, ordinances, judgments, orders, decrees, injunctions, arbitral awards, permits, licenses, authorizations, directions and requirements of all governments, departments, commissions, boards, courts, authorities, agencies, and officials and officers thereof, that are in effect now or at any time in the future.

                 "LETTER OF CREDIT" means any letter of credit issued by the Bank to or for the account of Borrower pursuant to this Agreement.

                 "LETTER OF CREDIT COMMISSION" means the sum payable by Borrower to the Bank with respect to each Letter of Credit issued as provided by this Agreement in an amount equal to one and one-half percent (1.5%) of the Face Amount of such Letter of Credit.

                 "LETTER OF CREDIT USAGE" means, at the date on which the same is determined, the sum of (x) the aggregate of the Face Amounts of all Letters of Credit then outstanding, PLUS (y) the aggregate amount of all drawings under Letters of Credit honored by the Bank and not theretofore either reimbursed by Borrower or converted into Loans as provided in Section 2.14.

                 "LIABILITIES" means all indebtedness, obligations and other liabilities of Borrower and Borrower's Consolidated Subsidiaries, whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, joint or several, secured or unsecured, arising by contract, operation of law or otherwise, which are classified as liabilities in accordance with GAAP on a balance sheet of Borrower.

                 "LIBOR" means the rate (rounded upward to the next highest 1/100 of 1%) obtained by dividing (x) the rate of interest per annum determined by the Bank equal to the offered rates for deposits in U.S. Dollars of one, two, three, four or six or twelve-month periods (as the case may be) commencing of the first date of the applicable Interest Period for which such rate is determined as such rate appears on the Telerate system as of 11:00 a.m. (London, England time) on the date which is two (2) Business Days preceding the first day of such Interest Period, for a period comparable to the duration of such Interest Period and in an amount comparable to the amount of the Libor Rate Loan to be outstanding during such Interest Period, by (y) a percentage equal to 100% minus the stated maximum rate of all reserves required to be maintained against "Libor Rate liabilities" (provided that such reserves are actually maintained) as specified in Regulation D (or against any other category of liabilities which includes deposits by reference to which the interest rate on Libor Rate Loans or loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of a bank to United States residents) on such date to any member bank of the Federal Reserve System.

                 "LIBOR BREAK FUNDING COSTS" means an amount sufficient to reimburse the Bank for any and all loss, cost or expense actually incurred by it as the result of the occurrence of any Libor Break Funding Event, including, without limitation, (i) any loss incurred in obtaining, liquidating or reemploying deposits from third parties, but excluding loss of margin for the period after any such prepayment, and (ii) the excess, if any, of the amount of interest that otherwise would have accrued on the principal amount so paid, prepaid or repaid or not borrowed for the period, beginning with the date of such payment, prepayment or repayment until the last day of the Interest Period that would otherwise have been in effect for such Libor Rate Loan, at the applicable rate of interest for such Libor Rate Loan over the amount of interest that otherwise would have accrued on such principal amount at a rate per annum equal to the interest component of the amount the Bank would have bid in the London interbank market for dollar deposits of leading banks in amounts comparable to such principal amount and with maturities comparable to such period, all as determined as of the date of the occurrence of the Libor Break Funding Event.

                 "LIBOR BREAK FUNDING EVENT" means any of the events or occurrences set forth in Sections 2.9(a) or 2.9(b).

                 "LIBOR RATE" means, for each Interest Period: (a) for Libor Rate Loans which are Tier 1 Obligations, the sum of Libor plus 1.75%; (b) for Libor Rate Loans which are Tier 2 Obligations, the sum of Libor PLUS 2.00%; and
(c) for Libor Rate Loans which are Tier 3 Obligations, the sum of Libor PLUS 2.25%.

                 "LIBOR RATE LOAN" means a Loan, at any Tier, which bears interest at the Libor Rate.

                 "LICENSES AND PERMITS" means all licenses, permits, registrations and recordings thereof and all applications for such licenses, permits and registrations now owned or hereafter acquired by Borrower and required or necessary for the business operations of Borrower.

                 "LIEN" means any lien, mortgage, pledge, security interest, charge or other encumbrance of any kind, including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest.

                 "LOAN DOCUMENTS" mean this Agreement, the Note, the Assignments, the Mortgages, the Environmental Indemnity Agreements and any other agreement, instrument, certificate or document now or hereafter executed in connection with or pursuant to this Agreement.

                 "LOANS" mean, collectively, the revolving credit loans, (each, singly, a "Loan") made or to be made to Borrower pursuant to this Agreement.

                 "MARKET CONSTANT" means the factor determined by the Bank by reference to a standard level constant payment table for a fully amortizing loan of twenty (20) or twenty-five (25) years' duration, for use in calculating the Borrowing Base with reference to Eligible Real Estate. The initial Market Constant factors for the respective Mortgaged Properties comprising the Eligible Real Estate as of the date hereof are set forth on Schedule 1.1. Market Constant factors for the respective Mortgaged Properties comprising Eligible Real Estate may be redetermined as of May 1 of each subsequent full or partial calendar year during the pendency of this Agreement, PROVIDED, HOWEVER, that no Market Constant shall be lower than eight percent (8%) or higher than twelve percent (12%).

                "MONEY MARKET LOAN" means a Loan, at any Tier, which bears interest at the Money Market Rate.

                 "MONEY MARKET RATE" means the annual rate of interest payable with respect to Money Market Loans, as such rate of interest is determined by the Bank and announced to Borrower in accordance with Section 2.4(e), below.

                 "MAXIMUM COMMITMENT" means, as at any date during the pendency of this Agreement, an amount equal to the (i) lesser of (x) Sixty Million and 00/100 Dollars ($60,000,000.00), or (y) an amount equal to the Aggregate Borrowing Base; in the event that a Swap Agreement is in effect, the Maximum Commitment shall be reduced by an amount equal to the Aggregate Measured Credit Risk as of the date of such determination.

                 "MINIMUM NET WORTH" shall mean Borrowers Tangible Net Worth, adjusted to reflect the inclusion therein of the following sums, as the same are amortized: (a) deferred charges of$2,806,000, as existing as of June 30, 1994; and (b) unamortized debt issue costs of $5,004,000, as existing as of June 30, 1994.

                 "MORTGAGE" means each of the mortgages in the form of EXHIBIT D hereto, dated as of the Closing Date or such later date as the property subject thereto becomes a Mortgaged Property and part of the Collateral, granted by Borrower and the Management Company to the Bank, and any other mortgages which may hereafter be granted to the Bank to secure the Obligations together with any and all amendments, modifications or supplements thereto.

                 "MORTGAGED PROPERTIES" means those properties which are now or hereafter encumbered by Mortgages, but only during the period in which such properties are so encumbered. The Mortgaged Properties which exist as of the date of this Agreement are identified on SCHEDULE 1.1.

                 "MULTIEMPLOYER PLAN" means a "multiemployer plan" as defined in Section 4001(a) (3) of ERISA which is maintained for employees of Borrower, or any ERISA Affiliate of Borrower.

                 "NET INCOME" means the net income of Borrower and Borrower's Consolidated Subsidiaries as computed in accordance with GAAP, as reported in Borrower's most recent report on Forms 10-Q or 10-K, as filed with the SEC.

                 "NOTE" means, that certain promissory note of Borrower in the form of EXHIBIT E, which is to be dated, executed and delivered to the Bank by Borrower on the Closing Date.

                 "OBLIGATIONS" means, collectively, all of the indebtedness, obligations and liabilities existing on the date hereof or arising from time to time hereafter, whether direct, indirect, absolute, contingent, joint or several, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, of Borrower to the Bank (i) in respect of the Loans made, or Letters of Credit issued, pursuant to this Agreement; or (ii) under or in respect of any one or more of the Loan Documents. Obligations shall also include, without limitation, all interest, charges and other fees payable hereunder (or under any of the Loan Documents) by Borrower, or due hereunder (or under any of the Loan Documents) from Borrower to the Bank from time to time, together with all costs and expenses referred to in Section 8.5 herein.

                 "OUTSTANDING AMOUNT" means, at any time, the aggregate of (x) the principal amount of all Loans then outstanding hereunder; PLUS (y) the Face Amount of all Letters of Credit then outstanding hereunder; PLUS (z) the amount of any draw or disbursement made under any Letter of Credit which Borrower does not convert into a Loan or otherwise reimburse to the Bank as and when required by Section 2.14, below.

                 "PAYMENT AUTHORIZATION" means the form substantially in the form of attached EXHIBIT F, executed by Borrower and delivered to the Bank notifying the Bank of any payment by Borrower hereunder or under the Note, and if appropriate, authorizing the Bank to debit a designated account or accounts of Borrower for such payment amount.

                 "PERSON" shall include an individual, company, corporation, association, partnership, joint venture, unincorporated trade or business enterprise, trust, estate, or any other legal entity, or a government (Federal, state or local), court, arbitrator or any agency, instrumentality or official of the foregoing.

                 "PRIME RATE" means the rate of interest as in effect from time to time at the Bank as its prime rate at its Head Office, whether or not the Bank shall at times lend to other borrowers at lower rates of interest; if there is no such prime rate, then such other rate as may be substituted by the Bank for its Prime Rate.

                 "PRIME RATE LOAN" means a Loan which bears interest at the Prime Rate or the Adjusted Prime Rate, as the case may be.

                 "PROPERTY" means all types of real, personal, tangible, intangible or mixed property.

                 "PROPERTY NOI" means, as to each Mortgaged Property included within the Eligible Real Estate, the annual income produced by the operation of such Mortgaged Property, LESS normal operating expenses for such Mortgaged Property for such period. For the purposes of calculating Property NOI, amortization, depreciation and capital expenditures for property improvements or tenant alterations for any Mortgaged Property shall not be considered to be "normal operating expenses" in respect of such Mortgaged Property.

                 "RATE OPTION" means the Prime Rate or the Adjusted Prime Rate, as the case may be, the Libor Rate, or the Money Market Rate, as selected pursuant to Section 2.4 of this Agreement.

                 "REIT" means a qualified real estate investment trust, as defined in the Code.

                 "REQUEST FOR ADVANCE" means the form, substantially in the form of attached EXHIBIT G, executed by Borrower and delivered to the Bank, requesting an advance of Loan proceeds hereunder, and among other items, notifying the Bank of Borrower's intended use of such Loan proceeds.

                 "REQUEST FOR ISSUANCE OF LETTER OF CREDIT" means the form, substantially similar to that which is attached hereto as EXHIBIT G-2, to be executed by Borrower and delivered to the Bank, requesting the issuance of a Letter of Credit and providing the information required in connection therewith by Section 2.14(a), below.

                 "SEC" means the Securities and Exchange Commission or any successor agency.

                 "SECURITIES" means any stock, shares, voting trust certificates, certificates of beneficial interest bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as "securities" or any certificates of interest, shares or participation in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.


                 "SECURITY DOCUMENTS" shall mean, collectively, any Collateral Assignments, any Mortgages, any Environmental Indemnity Agreements and each other agreement, assignment or instrument creating or purporting to create a Lien or establish or create any rights in favor of the Bank as security for the Obligations.

                 "SUBSIDIARY" means any corporation in which Borrower (or a Subsidiary of Borrower) owns at least a majority of the securities having voting power for the election of directors.

                 "SWAP AGREEMENT" means any agreement hereafter entered into by and between Borrower and the Bank for the primary purpose of hedging the interest rate risk of Borrower with respect to the obligations (whether characterized as an interest rate exchange agreement, a hedging agreement or otherwise), together with any and all amendments, extensions, renewals and modifications thereof and any agreements made in replacement thereof or in substitution therefor.

                 "TANGIBLE NET WORTH" means shareholders' equity, as determined in accordance with GAAP, but excluding therefrom any intangible assets (including but not limited to goodwill).

                 "TERMINATION DATE" means the earliest of (i) December 31, 1997, subject to extension in accordance with Section 2.1(b), below; or (ii) the date upon which the entire outstanding principal balance of the Note shall become due pursuant to the provisions hereof (whether as a result of acceleration by the Bank or otherwise); or (iii) the date upon which the Credit Commitment terminates pursuant to Section 7.2 hereof.

                 "TIER 1 OBLIGATIONS", "TIER 2 OBLIGATIONS" and "TIER 3 OBLIGATIONS" shall have the respective meanings ascribed to those terms in
Section 2.4(c) of this Agreement. The term "Tier" shall mean any of the discrete tiers of the obligations described in such provision.

                                   ARTICLE 2
                                   ---------

                                   THE LOANS
                                   ---------

                 Section 2.1 THE CREDIT COMMITMENT. (a) The Bank agrees, upon the terms and subject to the conditions contained in this Agreement, to make the Loans to Borrower and to issue the

Letters of Credit for Borrower from time to time prior to the Termination Date, in the principal amounts requested by Borrower from time to time in accordance with the terms and conditions of this Agreement, PROVIDED, HOWEVER, that the Outstanding Amount shall not, at any time, exceed the Maximum Commitment.

                 (b) Provided that there is not then (or on the commencement of the extension term resulting from Borrower's exercise of the extension option set forth in this Section 2.1(b)) any Event of Default hereunder or under any other Loan Document, and no circumstance which would, with the passing of time or delivery of notice (or both) constitute such an Event of Default, and subject to the Bank's right, in its discretion, to consent (or to refrain from consenting) to such proposed extension (which decision shall be conveyed to Borrower by written notice from the Bank on or before January 1,
1996), Borrower may extend the Termination Date for a period of one (1) year by providing the Bank with written notice of its election to do so not earlier than one hundred twenty (120) days, nor later than sixty (60) days, prior to January 1, 1996. Thereafter, and provided that the Termination Date has theretofore been extended pursuant to this 2.1(b), Borrower may extend the Termination Date (as extended as aforesaid), for successive and consecutive periods of one (1) year each, provided, as to each instance (i) that Borrower shall exercise such option by providing the Bank with written notice of its election to do so not earlier than one hundred twenty (120) days, nor later than sixty (60) days prior to January 1, 1997 (or, if the Termination Date has theretofore been extended to permit the same, January 1 of each successive year thereafter during the pendency of this Agreement); (ii) that there is not then (or on the commencement of the extension term resulting from Borrower's exercise of the extension option set forth herein) any Event of Default hereunder or under any other Loan Document, nor any circumstance which would, with the passing of time or the delivery of notice (or both) constitute such an Event of Default; and (iii) the Bank shall elect, in its discretion, to consent (or to refrain from consenting) to such extension of the Termination Date (which decision shall be conveyed to Borrower by written notice from the Bank not later than January 1, 1997, or January 1 of each successive calendar year thereafter in the case of subsequent extensions of the Termination Date).

                 Section 2.2 MAKING THE LOANS. The Bank will, subject to the terms and conditions of this Agreement, make an amount equal to each Loan available to Borrower at such times and in such amounts as shall be requested by Borrower in compliance with SECTION 2.13. Borrower may, subject to the terms and conditions of this Agreement, borrow on a revolving basis from the Bank on the Closing Date and from time to time thereafter sums, the outstanding amount of which shall not, when added to the Letter of Credit Usage, exceed the Maximum Commitment at any time. Subject to the foregoing, each Loan shall be in an amount equal to or greater than Five Hundred Thousand and 00/100 Dollars

($500,000.00), except that the minimum amount of Money Market Loans shall be One Million Dollars. The Borrower may borrow, repay and reborrow hereunder on and after the date hereof until the Termination Date, subject to the terms, provisions and limitations set forth herein. Amounts repaid hereunder after the Termination Date may not be reborrowed.

                 Section 2.3 THE NOTE. The absolute and unconditional obligation of Borrower to repay each Loan and the interest thereon, as well as Borrower's absolute and unconditional obligation to repay any draws or disbursements made under any Letter of Credit as and when required as hereinafter provided, shall be evidenced by the Note.

                 Section 2.4  INTEREST PAYABLE ON THE LOANS.

                 (a)  METHOD OF SELECTING RATE OPTIONS AND INTEREST
PERIODS. Borrower shall select the Rate Option for each Loan and shall select the Interest Period applicable to each Libor Rate Loan from time to time. Borrower shall give the Bank its irrevocable Request For Advance not later than 2:00 p.m. Cleveland Time on the proposed Draw Date for each Prime Rate Loan or Money Market Loan and three (3) Business Days before the Draw Date for each Libor Rate Loan, specifying:

                 (i) the Draw Date (which shall be a Business Day) for such Loan;

                 (ii)  the aggregate amount of such Loan;

                 (iii)  the Rate Option selected for such Loan;

                 (iv) in the case of each Money Market Loan, the proposed duration of such Loan, which shall be not less than one (1) nor more than four (4) days; and

                 (iv) in the case of each Libor Rate Loan, the Interest Period applicable thereto.

Each Libor Rate Loan shall bear interest from and including the first day of the Interest Period applicable thereto until (but not including) the last day of such Interest Period at the interest rate determined as applicable to such Libor Rate Loan. Borrower shall select Interest Periods with respect to Libor Rate Loans so that it is not necessary to pay a Libor Rate Loan prior to the last day of the applicable Interest Period in order to repay the Loans on the Termination Date. Provided that no Default or Event of Default shall have occurred and be continuing, Borrower may elect to continue a Loan as a Libor Rate Loan by giving irrevocable written, telephonic or telegraphic notice thereof to the Bank not less than three (3) Business Days prior to the last day of the then-current Interest Period applicable to such Libor Rate Loan, specifying the duration of the succeeding Interest Period therefor. If the Bank does not receive timely notice of such election, Borrower shall be deemed to have elected to convert such Libor Rate Loan to a Prime Rate Loan at the end of the then-current Interest Period. Provided that no Default or Event of Default shall have occurred and be continuing, Borrower may, on any Business Day, convert any outstanding Prime Rate Loan, or portion thereof, into a Libor Rate Loan in the same aggregate principal amount. If Borrower desires so to convert a Prime Rate Loan, it shall give the Bank prior written, telephonic or telegraphic notice at least three (3) Business Days prior to the requested conversion date, which notice shall specify the duration of the Interest Period applicable thereto.

                 (b)  DETERMINATION OF PRIME RATE AND THE ADJUSTED PRIME
RATE. The Bank shall determine the Prime Rate and the Adjusted Prime Rate in effect from time to time. Any change in the Prime Rate and the Adjusted Prime Rate shall, for all purposes of this Agreement and the other Loan Documents, become effective on the effective date of such change in the Prime Rate as announced by the Bank in accordance with the Bank's customary practices.

                 (c)  TIERS OF OBLIGATIONS.

                          (i) Solely for the purpose of calculating the rate of interest applicable to Loans made and to be made pursuant to this Agreement, Loans shall be divided into three
                 (3) Tiers, as follows: (x) the aggregate outstanding principal balance of Loans which, when added to the outstanding Letter of Credit Usage as of the Draw Date of such Loans, is less than thirty million dollars ($30,000,000) shall be "Tier 1 Obligations"; (y) the aggregate outstanding principal balance of Loans which, when added to the outstanding Letter of Credit Usage as of the Draw Date of such Loans, equals or exceeds thirty million dollars ($30,000,000) but is less than forty-five million dollars ($45,000,000) shall be "Tier 2 Obligations"; and (z) the aggregate outstanding principal balance of Loans which, when added to the outstanding Letter of Credit Usage as of the Draw Date of such Loans, equals or exceeds forty-five million dollars but is less than sixty million dollars ($60,000,000) shall be "Tier 3 Obligations". Any Loan may consist of components of more than one Tier, depending upon the Outstanding Amount at the time such Loan is advanced pursuant to this Agreement.

                          (ii) If, at the end of any fiscal quarter of Borrower, Borrower's Minimum Net Worth shall exceed One Hundred Million Dollars ($100,000,000), the interest rate payable in the ensuing fiscal quarter for Prime Rate Loans or Libor Rate Loans which are Tier 3 Obligations shall automatically be converted to the interest rate payable on corresponding Loans which are

                 Tier 2 Obligations. Such conversion shall be effective as of the first day of Borrower's immediately ensuing fiscal quarter, and shall remain effective for each of Borrower's fiscal quarters thereafter so long as Borrower's Minimum Net Worth shall continue to exceed One Hundred Million Dollars ($100,000,000).

                 (d)  MONTHLY INSTALLMENTS.

                 (i) Borrower shall pay to the Bank, monthly in arrears on the last Business Day of each month beginning with the month following the month in which the Closing Date occurs, interest on the outstanding principal amount of Prime Rate Loans at the annual rate equal to the Prime Rate, as to Tier 1 and Tier 2 Obligations, and, as to Tier 3 Obligations, at the Adjusted Prime Rate. If Borrower elects, pursuant to the final paragraph of Section 2.4(a), to convert a Prime Rate Loan, or any portion thereof, to a Libor Rate Loan, Borrower shall pay to the Bank all accrued but unpaid interest on the Prime Rate Loan, or such portion thereof, being converted, for the period commencing on the date of the last payment date under this subparagraph and concluding on the day immediately preceding the first day of the Interest Period for the Libor Rate Loan into which the Prime Rate Loan is converted; Borrower shall pay such amount to the Bank, in arrears, on the last Business Day of the month in which such conversion shall occur.

                 (ii) Borrower shall pay to the Bank, in arrears, interest on the outstanding principal amount of the Libor Rate Loans at the annual rate equal to the Libor Rate. Such interest shall be due and payable on the last Business Day of the applicable Interest Period for each Libor Rate Loan having an Interest Period of ninety (90) days or less; for all other Libor Rate Loans, interest shall be payable, in arrears as aforesaid, on
                 (x) that Business Day which is ninety (90) days after the beginning of the Interest Period for such Libor Rate Loans; and (y) on the final day of the Interest Period therefor.

                 (e) REGARDING MONEY MARKET LOANS. Promptly after its receipt of a Request for Advance with respect to a Money Market Loan, the Bank shall apprise Borrower of the Money Market Rate then in effect and applicable to the requested Money Market Loan. The rate so quoted shall remain in effect for the duration of the Money Market Loan for which such rate was quoted. Each Money Market Loan shall be in an amount not less than One Million Dollars ($1,000,000), or any greater amount (subject in each case to the other limitations set forth in this Agreement) that is a multiple of Two Hundred Fifty Thousand Dollars ($250,000); the aggregate principal amount of all Money Market Loans outstanding at any time shall not exceed Three Million Dollars ($3,000,000). Interest payable on Money Market Loans shall be payable, in arrears, on the maturity date of each respective Money Market Loan.

         (f) INTEREST ON OVERDUE PAYMENTS; DEFAULT INTEREST RATE. If any payment of principal or interest is not paid within five (5) days after the date on which the same shall first become due and payable, or if any drawing or disbursement made under any Letter of Credit is not reimbursed as and when required by Section 2.14, below, the Bank may charge and collect a Late Charge from Borrower, or may add a Late Charge to the unpaid balance of the indebtedness evidenced by the Note.

         No failure by the Bank to charge or collect any Late Charge in respect of any delinquent payment shall be considered to be a waiver by the Bank of any rights which it may have hereunder, including without limitation the right subsequently to impose a Late Charge for such delinquent payment, to charge interest at the Default Interest Rate on the outstanding principal balance of all Loans as hereinafter provided, or to take such other actions as may then be available to it hereunder or at law or in equity, including but not limited to the right to terminate the Credit Commitment or to accelerate the Obligations pursuant to the terms of Section 7.2 hereof. Notwithstanding the foregoing, the Bank shall not impose interest on any portion of the unpaid balance of the indebtedness evidenced by the Note resulting from the Bank's addition of Late Charges to such unpaid balance.

         If the Note has been accelerated pursuant to Section 7.2(b) or if an Event of Default hereunder or under any other Loan Document shall have occurred and be continuing, the outstanding principal balance of the indebtedness advanced under this Agreement, together with all accrued interest thereon and any and all other Obligations, shall bear interest from the date on which such amount shall have first become due and payable to the date on which such amount shall be paid (whether before or after judgment) at the Default Interest Rate. Interest at the Default Interest Rate will continue to accrue and will (to the extent permitted by applicable law) be compounded daily until the Obligations in respect of such payment are discharged (whether before or after judgment). Notwithstanding the foregoing to the contrary, if, after the occurrence of an Event of Default as aforesaid, the Bank shall impose interest at the Default Interest Rate on the unpaid principal balance of all Loans and other Obligations, no further Late Charges shall be imposed upon Borrower.

         Section 2.5  PREPAYMENTS.

         (a) OPTIONAL PREPAYMENTS. Without derogating from the mandatory prepayment requirements contained in Section 2.5(c) hereof, Borrower shall have the right to prepay the principal of the Loans in full or in part at any time and from time to time upon payment to the Bank of all accrued interest to the date of payment; PROVIDED, HOWEVER, that (i) all partial payments of principal shall be in an amount equal to or greater than Five Hundred Thousand and 00/100 Dollars ($500,000.00); and (ii) all Loans may be prepaid without penalty or premium; in the event that Borrower shall prepay any Loan which is a Libor Rate Loan on a day other than the final day of the applicable Interest Period therefor, such prepayment must include an amount equal to the Banks' aggregate Libor Break Funding Costs applicable to or resulting from such prepayment in accordance with Section 2.9, below.

         (b) MANDATORY PREPAYMENTS. If at any time the Outstanding Amount exceeds the Maximum Commitment, Borrower shall immediately prepay the amount in excess of the Maximum Commitment.

         (c) APPLICATION OF PREPAYMENTS. Any prepayment of any Loan shall be applied by the Bank as set forth in Section 2.6 hereof. To the extent that any such payment, repayment or prepayment shall be applied to a Libor Rate Loan, the Bank shall retain such amount until the expiration of the Interest Period applicable to such Libor Rate Loan, and shall apply such payment at such time so as to minimize the Libor Break Funding Costs applicable to such payment, repayment or prepayment, unless otherwise instructed by Borrower, to pay, repay or prepay such Libor Rate Loan and nonetheless incur the applicable Libor Break Funding Cost.

         (d) MATURITY. Subject to the terms and conditions of this Agreement, Borrower will be entitled to reborrow all or any part of the principal of the Note repaid or prepaid prior to the termination of the Credit Commitment. The Credit Commitment shall terminate, and all of the indebtedness evidenced by the Note shall, if not sooner paid, be in any event absolutely and unconditionally due and payable in full by Borrower on the Termination Date.

         Section 2.6  PAYMENTS AND COMPUTATIONS.

         (a)  TIME AND PLACE OF PAYMENTS.  Each payment to be made by
Borrower under this Agreement or any other Loan Document shall be made directly to the Bank at its Head Office, not later than 2:00 p.m. Cleveland Time, on the due date of each such payment, in immediately available and freely transferrable funds. Any payment received after such time will be deemed to have been received on the next Business Day. All payments of interest, principal and all other amounts owing hereunder or under the Notes or any other Loan Document shall be documented by Borrower's transmitting to the Bank, via telecopy, a Payment Authorization; the funds representing such payment shall be transferred to the Bank in accordance with such Payment Authorization.

         (b) APPLICATION OF FUNDS. Notwithstanding anything herein to the contrary, and notwithstanding anything set forth in the Payment Authorization, the funds received by the Bank with respect to the Obligations shall be applied as follows:

         (i) NO DEFAULT. Provided that the Note has not been accelerated pursuant to Section 7.2(b), below, and provided further that no Event of Default hereunder or under any Loan Document shall have occurred and be continuing at the time that the Bank receives such funds, in the following manner: (a) FIRST, to the payment of all fees, charges, and other sums (other than principal and interest) then due and payable to the Bank under the Note, this Agreement or the other Loan Documents; (b) SECOND, to the payment of all accrued but unpaid interest at the time of such payment; and (c) THIRD, to the payment of principal of the Note.

         (ii) DEFAULT. If the Note have been accelerated pursuant to Section 7.2(b), or if an Event of Default hereunder shall have occurred and be continuing hereunder or under the Note or any of the other Loan Documents at the time the Bank receives such funds, in the following manner: (a) FIRST to the payment or reimbursement of the Bank for all costs, expenses, disbursements and losses which shall have been incurred or sustained by it in or incidental to the collection of the Obligations owed by Borrower hereunder or the exercise, protection, or enforcement by the Bank of all or any of its rights, remedies, powers and privileges under this Agreement, the Note, or any of the other Loan Documents and in and towards the provision of adequate indemnity to the Bank against all taxes or Liens which by law shall have, or may have priority over the rights of the Bank in and to such funds; and
         (b) SECOND to the payment of all of the Obligations in accordance with
         Section 2.6(b)(i) above.

         (c) PAYMENTS ON BUSINESS DAYS. Except as expressly provided to the contrary in clause (a)(i) of the definition of "Interest Period" set forth at
Section 1.2 of this Agreement, if any sum would (but for the provisions of this Section 2.6(c)) become due and payable on any day which is not a Business Day, then such sum shall become due and payable on the next succeeding Business Day, and interest payable on such sum shall continue to accrue and shall be adjusted by the Bank accordingly.

         (d) COMPUTATION OF INTEREST. All computations of interest payable under this Agreement, the Note, or any of the other Loan Documents shall be computed by the Bank on the basis of the actual principal amount outstanding on each day during the payment period, and shall be calculated on the basis of the actual number of days elapsed during such period on the basis of a year consisting of three hundred and sixty (360) days. The daily interest charge shall be one three-hundred-sixtieth (1/360th) of the annual interest amount. Each determination of any interest rate by the Bank shall be conclusive and binding on Borrower in the absence of manifest error. Absent manifest error, a certificate or statement signed by an authorized officer of the Bank shall be conclusive evidence of the amount of the Obligations due and unpaid as of the date of such certificate or statement.

         Section 2.7 PAYMENTS TO BE FREE OF DEDUCTIONS. Each sum to be paid by Borrower under this Agreement, the Note, or any of the other Loan Documents shall be made in accordance with Section 2.6 hereof, without set-off, deduction or counterclaim whatsoever, and free and clear of taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any governmental or taxing authority, unless Borrower is compelled by law to make any such deduction or withholding. In the event that any such obligation to deduct or withhold is imposed upon Borrower with respect to any such payment:
(a) Borrower shall be permitted to make the deduction or withholding required by law in respect of the said payment, and (b) there shall become and be absolutely due and payable by Borrower to the Bank on the date on which such payment shall become due and payable, and Borrower hereby promises to pay to the Bank on such date, such additional amount as shall be necessary to enable the Bank to receive the same net amount which the Bank would have received on such due date had no such obligation been imposed by law. Notwithstanding the foregoing to the contrary, this Section 2.7 shall not apply in the case of any deductions or withholdings made in respect of taxes charged upon or by reference to the overall net income, profits or gains of the Bank.

         Section 2.8 USE OF PROCEEDS. Borrower represents, warrants and covenants to the Bank that no part of the proceeds of any Loans, and no drawing or disbursement under any Letter of Credit, will be used (directly or indirectly) so as to result in a violation of Regulations G, T, U or X of the Board of Governors of the Federal Reserve System or for any other purpose in violation of any rule or regulation of such Board.

         Section 2.9 LIBOR BREAK FUNDING COSTS. Borrower shall pay to the Bank the Libor Break Funding Costs that the Bank determines are attributable to:

         (a) any payment (including, without limitation, the acceleration of the Loans following the occurrence of an Event of Default pursuant to this Agreement or any Loan Document), repayment, mandatory or optional prepayment, or conversion of a Libor Rate Loan for any reason on a date other than the last day of the Interest Period for such Libor Rate Loan; or

         (b) any failure by Borrower for any reason to borrow a Libor Rate Loan on the date for such borrowing specified in the relevant notice of borrowing or Request for Advance given pursuant to this Agreement.

The Bank agrees that notwithstanding any other provision of this Agreement to the contrary, the Bank shall use commercially reasonable efforts, consistent with the Bank's customary policies, to mitigate or avoid Libor Break Funding Costs on account of any prepayment required by the Bank for reasons other than Borrower's default in the performance of its obligations hereunder or under any other Loan Document.

         Section 2.10 ADDITIONAL COSTS.

         (a) Notwithstanding any conflicting provision of this Agreement to the contrary, if any applicable law or regulation not in effect as of the date hereof shall (i) subject the Bank to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to any Loan or Letter of Credit, this Agreement, the Note, or any of the other Loan Documents or the payment by Borrower of any amounts payable to the Bank hereunder or thereunder; or (ii) materially change, in the opinion of the Bank, the basis of taxation of payments to the Bank of the principal of or the interest on the Note or any other amounts payable to the Bank under this Agreement or any of the other Loan Documents; or (iii) impose or increase or render applicable any special or supplementary special deposit or reserve or similar requirements (whether or not having the force of law) against assets held by, or deposits in or for the account of, or any eligible liabilities of, or loans by any office or branch of the Bank; or (iv) impose on the Bank any other condition or requirement with respect to this Agreement, the Note, or any of the other Loan Documents, and if the result of any of the foregoing is (A) to increase the cost to the Bank of making, funding or maintaining all or any part of the principal of the Loans or of issuing, maintaining or making draws or disbursements under the Letters of Credit, or (B) to reduce the amount of principal, interest or any other sum payable by Borrower to the Bank under this Agreement, the Note, or any of the other Loan Documents, or (C) to require the Bank to make any payment or to forego any interest or other sum payable by Borrower to the Bank under this Agreement, the Note, or any of the other Loan Documents, the amount of which payment or foregone interest or other sum is measured by or calculated by reference to the gross amount of any sum receivable or deemed received by the Bank from Borrower under this Agreement, the Note, or any of the other Loan Documents, then, and in each such case, Borrower will pay to the Bank, within thirty (30) days of written notice by the Bank, such additional amounts as will (in the reasonable opinion of the Bank) be sufficient to compensate the Bank for such additional cost, reduction, payment or foregone interest or other sum. The Bank shall use commercially reasonably efforts, consistent with its customary policies, to mitigate the effect of the circumstances described in this Section 2.10. Anything in this paragraph to the contrary notwithstanding, the foregoing provisions of this paragraph shall not apply in the case of any additional cost, reduction, payment or foregone interest or other sum resulting solely from or arising solely as a consequence of any taxes charged upon or by reference to the overall net income, profits or gains of the Bank.

         (b) If any present or future law shall make it unlawful for Borrower to perform any one or more of its agreements or obligations under this Agreement, the Note, or any of the other Loan Documents, and if the Bank shall at any time determine (which determination shall be conclusive and binding on Borrower) (i) that, as a consequence of the effect or operation (whether direct or indirect) of any such applicable law, any one or more of the rights, remedies, powers or privileges of the Bank under or in respect of this Agreement, Note, or any of the other Loan Documents shall be or become invalid, unenforceable, or materially restricted; and (ii) that all or any one or more of the rights, remedies, powers and privileges so affected are of material importance to the Bank (as determined by the Bank), then: (x) the obligations of the Bank under its Credit Commitment shall terminate immediately, and (y) the Bank may, by giving notice to Borrower, declare all of the Obligations, including, without limitation, the entire unpaid principal of the Note, all of the unpaid interest accrued thereon and any and all other sums due and payable by Borrower to the Bank under this Agreement, the Note, and any of the other Loan Documents, to be immediately due and payable, and, thereupon, such Obligations shall (if not already due and payable) forthwith become and be due and payable without further notice.

         (c) If the Bank shall reasonably determine that any law, rule or regulation not in effect as of the date hereof regarding capital adequacy, or in the event of any change in any existing such law, rule or regulation or in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any request or directive regarding capital adequacy (whether or not having the force of law) from any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Bank's capital, as a consequence of its obligations hereunder, to a level below that which the Bank could have achieved in respect of the transactions described in this Agreement but for such adoption, change or compliance (taking into consideration the Bank's policies with respect to capital adequacy) by any amount deemed by the Bank to be material, then Borrower shall pay to such Bank upon demand such amount or amounts, in addition to the amounts payable under the other provisions of this Agreement or any other Loan Document, as will compensate the Bank for such reduction. The determination by the Bank of the additional amount or amounts required to compensate it in respect of the foregoing shall be conclusive in the absence of manifest error. In determining such amount or amounts, the Bank may use any reasonable averaging and attribution methods of general application.

         Section 2.11 INDEMNIFICATION FOR LOSSES. Without derogating from any of the other provisions of this Agreement or any of the other Loan Documents, Borrower hereby absolutely and unconditionally agrees to indemnify the Bank, upon demand at any time and as often as the occasion therefor may require, against any and all claims, demands, suits, actions, damages, losses, costs, expenses and all other liabilities whatsoever which the Bank or any of its directors, officers, employees or agents may sustain or incur to any third party (and, solely for the purposes of this Section 2.11, the Bank agrees that financial institutions which are participants in the financing described in this Agreement shall not be deemed to be third parties as regards their participation interests in such financing) as a consequence of, on account of, in relation to or in any way in connection with (a) any failure by Borrower to pay, punctually on the due date thereof, any amount payable under this Agreement, the Note, or any of the other Loan Documents beyond the expiration of the period of grace (if any) applicable thereto, or (b) the acceleration, in accordance with Section 7.2 hereof, of the maturity of any of the Obligations, or (c) any failure by Borrower to perform or comply with any of the terms and provisions of this Agreement, the Note or any of the other Loan Documents which shall continue beyond the expiration of the applicable period of notice and grace therefor. Such claims, demands, suits, actions, damages, losses, costs or expenses shall include, without limitation, any costs incurred by the Bank in carrying funds to cover any overdue principal, overdue interest or any other overdue sums payable by Borrower under this Agreement, the Note, or any of the other Loan Documents. Notwithstanding the foregoing to the contrary, the foregoing indemnity shall not extend to any matters of the nature described above which arise solely from the gross negligence or the willful misconduct of the Bank, as determined by a court of competent jurisdiction.

         Section 2.12 STATEMENTS BY THE BANK. A statement signed by an officer of the Bank setting forth any additional amount required to be paid by Borrower under Sections 2.10 or 2.11 hereof shall be submitted by the Bank to Borrower in connection with each demand made at any time by the Bank under either of such Sections. A claim by the Bank for all or any part of any additional amounts required to be paid by Borrower under Sections 2.10 or 2.11 hereof may be made before or after any payment to which such claim relates. Each such statement shall include reasonable detail describing the nature and amount of the Bank's claim, and shall, in the absence of manifest error, constitute conclusive evidence of the additional amount required to be paid to the Bank.

         Section 2.13 REQUESTS FOR ADVANCES. (a) All requests for draws, advances, or disbursements of Loan proceeds shall be made by Borrower in writing on a Request for Advance in the form of EXHIBIT G hereto. Such Requests for Advance may be transmitted to the Bank at its Head Office via fax or telecopy, PROVIDED that Borrower immediately notify the Bank by telephone of such transmission. All such Requests for Advance shall be transmitted to and received by the Bank not later than 2:00 p.m. Cleveland Time, on the Business Day which is not less than three (3) days prior to the Draw Date specified on such Request for Advance in respect of Libor Rate Loans, and not later than 2:00 p.m., Cleveland Time, on the specified Draw Date for Prime Rate Loans, subject, however, to such longer period as may be required pursuant to Section 2.4, above.

         (b) The Bank shall disburse the proceeds of each Loan to Borrower, in immediately available funds not later than 3:00 p.m., Cleveland Time, on the Draw Date described therefor, provided that: (i) Borrower shall have provided the Bank with a Request for Advance for such Loan as and when provided above; and (ii) all of the conditions precedent applicable to such Loan under Article 3, below, shall be satisfied as at the Draw Date applicable to such Loan.

         Section 2.14.  THE LETTERS OF CREDIT.

         (a) ISSUANCE OF LETTERS OF CREDIT; CONDITIONS AND LIMITATIONS. Upon the terms and conditions set forth in this Agreement, the Bank shall, in accordance with the provisions of this Section 2.14, issue one or more Letters of Credit for the account of Borrower from time to time prior to the Termination Date. If Borrower desires the issuance of a Letter of Credit, it shall deliver to the Bank a Request for Issuance of Letter of Credit in form substantially similar to that which is attached hereto as EXHIBIT G-2 and made a part hereof by this reference, no later than 1:00 P.M. (Cleveland time) at least five (5) Business Days before the proposed Issuance Date therefor. The Request for Issuance of Letter of Credit shall include a Letter of Credit Application, on the Bank's customary form, completed and executed by Borrower, and shall specify, with respect to the requested Letter of Credit: (i) the proposed Issuance Date therefor (which shall be a Business Day), (ii) the Face Amount thereof, (iii) the expiration date of the requested Letter of Credit,
(iv) the name and address of the proposed beneficiary, and (v) a summary of the contemplated terms of the requested Letter of Credit. Borrower shall, in addition, furnish a precise description of any documents to be presented under, and any other terms of, the requested Letter of Credit, together with the text of any certificate to be presented by the beneficiary which, if presented by the beneficiary prior to the expiration date of the Letter of Credit, would require the Bank to make payment under the Letter of Credit. The issuance of each Letter of Credit shall be subject to the satisfaction, on the Issuance Date for such

Letter of Credit, of all of the conditions precedent set forth in Section 3.2, below, and to the following additional limitations:

                 (i) Borrower shall not request the issuance of a Letter of Credit if, after giving effect to the issuance of such Letter of Credit, the Letter of Credit Usage would equal or exceed Ten Million Dollars ($10,000,000);

                 (ii) Borrower shall not request the issuance of a Letter of Credit if, after giving effect to the issuance of such Letter of Credit, the Outstanding Amount would exceed the Maximum Commitment; and

                 (iii) In no event shall the Bank issue any Letter of Credit having an expiration date later than the first to occur of (x) Termination Date or (y) one (1) year after its date of issuance; PROVIDED that, subject to the foregoing clause (x), this clause (y) shall not prevent the Bank from agreeing that a Letter of Credit will automatically (but subject, in any case, to the satisfaction, as of the renewal date thereof, of all of the conditions precedent to the issuance of a Letter of Credit identified or referred to in this
         Section 2.14(a)), be renewed annually for a period not to exceed one
         (1) year if the Issuing Bank does not cancel such renewal.

         (b) PAYMENT IN CERTAIN CIRCUMSTANCES. Each Letter of Credit may provide that the Bank may (but shall not be required to) either pay the beneficiary thereof upon the occurrence of an Event of Default and the acceleration of the maturity of the Loans or, if payment is not then due to the beneficiary, provide for the deposit of funds in an account to secure payment to the beneficiary, and that any funds so deposited shall be paid to such beneficiary provided that all conditions to such payment are satisfied, or returned to the Bank (or, if all Obligations then shall have been indefeasibly paid in full, to Borrower) if no payment to such beneficiary has been made and if the final date available for drawings under the Letter of Credit has passed. Each payment or deposit of funds by the Bank as provided in this paragraph shall be treated for all purposes of this Agreement as a drawing duly honored by the Bank under the related Letter of Credit.

         (c) TERMINATION OF CREDIT COMMITMENT. If for any reason the Credit Commitment shall terminate when any Letter of Credit is outstanding, Borrower shall, on or prior to the date of such termination: (i) cause each outstanding Letter of Credit to be cancelled, and an amount equal to all amounts previously drawn under Letters of Credit and not theretofore reimbursed by Borrower or converted into Loans pursuant to clause (d) of this

Section 2.14 to be paid immediately to or as directed by the Bank; or (ii) deposit an amount equal to the Letter of Credit Usage to secure such Letters of Credit with the Bank.

         (d) PAYMENT OF AMOUNTS DRAWN UNDER LETTERS OF CREDIT. The Bank shall notify Borrower promptly after its receipt of any request for drawing under a Letter of Credit by the beneficiary thereof, and in any event at least two (2) Business Days prior to the date on which the Bank intends to honor such drawing. Borrower shall, and hereby covenants and agrees to, reimburse the Bank on the day on which such drawing is honored in an amount, in immediately available funds, equal to the amount of such drawing; PROVIDED that (i) unless Borrower shall have notified the Bank prior to 11:00 A.M. (Cleveland time) on the Business Day immediately prior to the date of such drawing that Borrower intends to reimburse the Bank for the amount of such drawing with funds other than the proceeds of Loans, Borrower shall be deemed to have given a Request for Advance for a Prime Rate Loan on the date on which such drawing is honored in the amount of such drawing; and (ii) the Bank shall, on the date of such drawing, make a Loan in the amount of such drawing, the proceeds of which shall be applied directly to reimburse the Bank for the amount of such drawing.

         (e) COMPENSATION. Borrower agrees to pay the following amounts with respect to each Letter of Credit issued pursuant to this Agreement:

                 (i) a Letter of Credit Commission in an amount equal to the one and one-half percent (1.5%) of the Face Amount of such Letter of Credit, payable, in advance, on the Issuance Date of such Letter of Credit (and, solely in the case of Letters of Credit which are renewed after the expiration of the first year thereof, on each subsequent anniversary of such Issuance Date for so long as such Letters of Credit remain outstanding); and

                 (ii) with respect to the issuance, amendment or transfer of each Letter of Credit and each drawing made thereunder, documentary and processing charges in accordance with the Bank's standard schedule for such charges in effect at the time of such issuance, amendment, transfer or drawing, as the case may be.

         (f) OBLIGATIONS ABSOLUTE. The obligation of Borrower to reimburse the Bank for drawings made under the Letters of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances including, without limitation, the following circumstances:

                 (i) any lack of validity or enforceability of any Letter of Credit;

                 (ii) the existence of any claim, set-off, defense or other right which Borrower may have at any time against a beneficiary or any transferee of any Letter of Credit (or any persons or entities for whom any such transferee may be acting), the Bank or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between Borrower and the beneficiary for which the Letter of Credit was procured);

                 (iii) any draft, demand, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect;

                 (iv) payment by the Bank under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit, PROVIDED that such payment does not constitute gross negligence or willful misconduct of the Bank; or

                 (v) the fact that a default or an Event of Default shall have occurred and be continuing.

         (g) INDEMNIFICATION; NATURE OF THE BANK'S DUTIES REGARDING THE LETTERS OF CREDIT. In addition to amounts payable as elsewhere provided in this Section 2.14, and without limiting any other indemnification provided for in this Agreement, Borrower agrees to protect, indemnify, pay and save the Bank harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys' fees) which the Bank may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of the Letters of Credit, other than as a result of the gross negligence or willful misconduct of the Bank as determined by a court of competent jurisdiction, or (ii) the failure of the Bank to honor a drawing under any Letter of Credit as a result of any act or omission of any present or future governmental authority beyond the control of the Bank. The Bank shall have no liability for the acts and omissions of, or misuse of the Letters of Credit issued by the Bank by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, the Bank shall not be responsible for: (i) the form, validity, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of Letters of Credit, even if any of the foregoing should in fact prove to be invalid, inaccurate, fraudulent or forged in any respect; (ii) the validity of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part; (iii) the failure of the beneficiary of any Letter of Credit to comply fully with conditions required in order to draw upon such Letter of Credit, provided that the documents and certificates presented by such beneficiary to the Bank in connection with such draw comply on their face with the requirements of the applicable Letter of Credit; (iv) the errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telecopy, telex or otherwise, whether or not they be in cipher; (v) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit or any proceeds thereof; (vi) the misapplication by the beneficiary of any Letter of Credit of the proceeds of any drawing under such Letter of Credit; and (vii) for any consequences arising from causes beyond the control of the Bank. None of the above shall affect, impair, or prevent the vesting of any of the Bank's rights or powers hereunder. In determining whether to pay under any Letter of Credit, the Bank shall be responsible only to determine that the documents and certificates required to be delivered under that Letter of Credit have been delivered and that the same comply on their face with the requirements of that Letter of Credit. Borrower shall have no obligation to indemnify the Bank in respect of any liability incurred by the Bank arising solely out of the gross negligence or willful misconduct of the Bank, as determined by a court of competent jurisdiction, or out of the wrongful dishonor by the Bank of a proper demand for payment made under the Letters of Credit.


                                   ARTICLE 3
                                   ---------

                     CONDITIONS PRECEDENT TO DISBURSEMENTS
                     -------------------------------------

         Section 3.1 CONDITIONS PRECEDENT TO INITIAL CLOSING. On or prior to the Closing Date, each of the following conditions precedent shall have been satisfied:

         (a) CERTIFIED COPIES OF CHARTER DOCUMENTS AND BYLAWS. The Bank shall have received from Borrower (i) a copy, certified by a duly authorized officer of Borrower to be true and complete on and as of the Closing Date, of Borrower's Declaration of Trust and by-laws or code of regulations as in effect on the Closing Date (together with any and all amendments thereto); (ii) a copy, certified by a duly authorized officer of the Management Company, of the Management Company's Articles of Incorporation and by-laws as in effect on the Closing Date (together with any and all amendments thereto); (iii) the charter or other organizational documents of the Management Company, certified by the Delaware Secretary of State, together with a certificate of good standing for the Management Company issued by the Delaware Secretary of State as of a date not more than five (5) days prior to the Closing Date; (iv) the organizational documents of Borrower, certified by the Ohio Secretary of State as being validly registered and in full force and effect; (v) a Certificate of Good Standing for each of Borrower and the Management Company, each issued by the Ohio Secretary of State as of a date not more than five (5) days before the Closing Date; and (vi) certificates, issued by the Secretary of State in each other jurisdiction in which a Mortgaged Property is located and Borrower or the Management Company is qualified to do business, each dated not more than five
(5) days prior to the Closing Date, confirming that Borrower and the Management Company are duly qualified and in good standing in each such jurisdiction.

         (b) PROOF OF ORGANIZATIONAL AUTHORITY. The Bank shall have received from Borrower and from the Management Company copies, certified by a duly authorized officer of each such party to be true and complete on and as of the Closing Date, of records of all organizational action taken by Borrower and the Management Company, respectively, to authorize (i) the execution and delivery of this Agreement and the other Loan Documents to which it is or is to become a party as contemplated or required by this Agreement; (ii) its performance of all of its obligations under each of such documents; and (iii) the making by Borrower of the borrowings contemplated hereby.

         (c) INCUMBENCY CERTIFICATE. The Bank shall have received from each of Borrower and the Management Company an incumbency certificate, dated as of the Closing Date, signed by a duly authorized officer of such respective parties and giving the name and bearing a specimen signature of each individual who shall be authorized (i) to sign, in the name and on behalf of each such party, each of the Loan Documents to which it is to become a party on the Closing Date; and (ii) to give notices and to take other action on behalf of Borrower under the Loan Documents.

         (d) OFFICERS' CERTIFICATES. The Bank shall have received from each of Borrower and the Management Company a certificate, dated as of the Closing Date, signed by such party's respective duly authorized officers and certifying, on terms acceptable to the Bank, that each of the representations and warranties of such party in this Agreement and in the other Loan Documents was true and correct when made, and is true and correct on and as of the Closing Date.

         (e) LOAN DOCUMENTS. The Note and all of the other Loan Documents and Security Documents shall have been duly and properly authorized, executed and delivered by Borrower and, where appropriate, by the Management Company, and all such documents shall be in full force and effect on and as of the Closing Date. Executed originals of each of the Loan Documents shall have been delivered to the Bank.

         (f) ACTIONS OF BORROWER REGARDING THE MORTGAGED PROPERTIES. Borrower and the Management Company shall have taken and completed all of the following actions with respect to each location which is a Mortgaged Property as of the Closing Date:

         (i) Duly executed and caused to be filed for record in the real property records of the county in which the affected real property encumbered thereby is located its Mortgage, Assignment and such Uniform Commercial Code financing statements as the Bank may deem necessary or appropriate to create and/or to perfect the first and paramount lien and security interest in favor of the Bank in the real and personal property described therein;

         (ii) Furnished to the Bank an original loan policy of title insurance (ALTA 1970 Form B) issued by a title insurance company satisfactory to Bank (the "TITLE COMPANY"), insuring, in amounts, on terms and with such affirmative coverages or endorsements as the Bank may require (including but not limited to the so-called "revolving credit" and "variable rate" endorsements and such facultative direct-access reinsurance treaties as the Bank may require), that each such Mortgage is a valid first lien upon the real property encumbered thereby, subject only to such exceptions or matters affecting title as the Bank may approve in writing;

         (iii) Furnished to the Bank a current as-built survey showing such matters as may be required by the Bank, which survey shall be: (x) acceptable in form and content to the Bank; (y) certified to the Bank and the Title Company; and (z) prepared by a registered surveyor acceptable to the Bank in accordance with the minimum standard detail requirements for ALTA/ACSM Title Surveys, so as to eliminate any and all "survey exceptions" from the title insurance policies described above, and containing (A) a note as to the zoning classification of the subject property; and (B) a statement of whether the subject property is located in a flood hazard zone and, if applicable, the Flood Map panel number, suffix, map date and zone for the subject property; and

         (iv) Provided to the Bank such estoppel certificates and tenant subordination agreements, acceptable in form and content to the Bank, as the Bank may require with respect to the five (5) largest tenants at the Fairgrounds Square Mortgaged Property.



In addition, Borrower shall have paid all costs and expenses payable in connection with all of the actions taken pursuant to this Section 3.1(f), including but not limited to (x) all mortgage, intangibles or similar taxes or fees, however characterized, payable in respect of this Agreement, the execution and delivery of the Note, any of the Mortgages or any of the other Loan Documents or the recording of any of the same; and (y) all expenses and premiums of the Title Company in connection with the issuance of such policies of title insurance and to all costs and expenses required for the recording of the Mortgages or any other Loan Documents in the appropriate public records.

                 (g) LEGALITY OF TRANSACTIONS. No change in applicable law shall have occurred as a consequence of which it shall have become and continue to be unlawful (i) for the Bank to perform any of its agreements or obligations under any of the Loan Documents to which it is a party on the Closing Date; or
(ii) for Borrower or the Management Company to perform any of its agreements or obligations under any of the Loan Documents to which it is a party on the Closing Date.

                 (h)  PERFORMANCE, ETC.  Borrower and the Management
Company shall have duly and properly performed, complied with and observed each of their respective covenants, agreements and obligations under each of the Loan Documents to which they are parties or by which they are bound. No event shall have occurred on or prior to the Closing Date, and no condition shall exist on the Closing Date, which constitutes or would constitute a Default or an Event of Default.

                 (i) COMPLIANCE WITH LAWS. All of the borrowings made or to be made, and the other financial accommodations to be provided, under this Agreement are and shall be in compliance with the requirements of all applicable laws, regulations, rules and orders, including without limitation the Environmental Laws and the requirements imposed by the SEC or by the Board of Governors of the Federal Reserve System under Regulations U, G and X.

                 (j) LEGAL OPINION. The Bank shall have received a written legal opinion, from legal counsel for Borrower, which shall be substantially in the form of attached EXHIBIT H and otherwise acceptable to the Bank.

                 (k) EXPENSES. Borrower shall have reimbursed the Bank for all reasonable out-of-pocket costs and expenses, including without limitation all appraisal, environmental and other fees incurred by the Bank, and all fees and disbursements of legal counsel to the Bank.

                 (l) CHANGES: NONE ADVERSE. From the date of the most recent balance sheets referred to in Section 4.5 of this Agreement to the Closing Date, no changes shall have occurred in the assets, liabilities, financial condition, business, operations or prospects of Borrower or Borrower's Consolidated

Subsidiaries which, individually or in the aggregate, are materially adverse to Borrower and its Consolidated Subsidiaries.

                 (m) COMPLIANCE CERTIFICATE. The Bank shall have received a Compliance Certificate, the required calculations under which shall be modified so as to demonstrate the compliance by Borrower with the covenants of this Agreement required to be measured in such Certificate, giving effect for the purpose of such calculations the disbursement to Borrower of the Loan (or Loans) on the Closing Date.

                 (n) FINANCIAL STATEMENTS. The Bank shall have received the financial statements referred to in Section 4.5, certified by an officer of Borrower, and shall have been satisfied that such financial statements accurately reflect the financial status and condition of Borrower and its Consolidated Subsidiaries.

                 (o) OTHER APPROVALS. The Bank shall have received such other approvals, opinions, certificates, instruments and documents with respect to the Mortgaged Properties or the transactions described herein as it may reasonably request.

                 (p) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties made by or on behalf of Borrower and the Management Company in this Agreement or in any other Loan Document shall be true, correct and complete.

                 (q) EVIDENCE OF INSURANCE. Borrower shall have provided the Bank with certified copies of Borrower's insurance policies with respect to the Mortgaged Properties, together with executed original counterparts (or, if such counterparts are unavailable, certified copies) of such endorsements to such policies as are required by the terms of the Mortgages and with certified copies of the other insurance policies required of Borrower hereunder or under the other Loan Agreements, all of which shall comply with the requirements therefor set forth herein and in the other Loan Documents.

                 Section 3.2 CONDITIONS PRECEDENT TO SUBSEQUENT LOANS AND TO LETTERS OF CREDIT. The obligation of the Bank to make or disburse any one or more Loans and to issue any Letters of Credit from time to time after the Closing Date shall be subject to the satisfaction, on or before the Draw Date therefor, of each of the following conditions precedent:

                 (a)  LEGALITY OF TRANSACTIONS.  It shall not be unlawful
(a) for the Bank to perform any of its agreements or obligations under any of the Loan Documents to which it is a party on the Draw Date of such Loan or the Issuance Date of such Letter of Credit; or (b) for Borrower or the Management Company to perform any of its agreements or obligations under any of the Loan Documents.

                 (b) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties made by or on behalf of Borrower or the Management Company to the Bank in this Agreement or any other Loan Document shall be deemed to be repeated on and as of the date of the Borrower's Request for Advance for such Loan, or Request for the Issuance of such Letter of Credit, as the case may be, and (giving effect to any supplemental disclosures provided to the Bank which do not constitute breaches of such warranties or representations) shall be true and correct in all material respects on and as of such date.

                 (c) PERFORMANCE, ETC. Borrower and the Management Company shall have duly and properly performed, complied with and observed their respective covenants, agreements and obligations contained in this Agreement and in all of the other Loan Documents.

                 (d) NO DEFAULT. No event shall have occurred on or prior to such date and be continuing on such date, and no condition shall exist on such date which constitutes a Default or Event of Default, and the making of such Loan or the issuance of such Letter of Credit shall not result in a Default or an Event of Default.

                 (e) PROCEEDINGS AND DOCUMENTS. All organizational, governmental and other proceedings in connection with the transactions contemplated hereby and by the other Loan Documents, and all instruments and documents incidental thereto shall be completed and in place (and, to the extent required by the Bank, duly recorded) in form and substance satisfactory to the Bank, and the Bank shall have received all such counterpart originals or certified or other copies of all such instruments and documents as it shall have reasonably requested.

                 (f) MAXIMUM CREDIT. The making of such Loan or the issuance of such Letter of Credit shall not result in the Outstanding Amount exceeding the Maximum Commitment.

                 (g) OTHER APPROVALS. The Bank shall have received such other approvals, opinions, certificates, instruments and documents as it may reasonably request.

                 (h) KANDI MALL PROPERTY. The Bank acknowledges that Borrower is unable, as of the Closing Date, to deliver those Security Documents which pertain to Borrower's ground leasehold interest in and to certain real property located in Kandiyohe County, Minnesota, and more particularly described at
Schedule 1.1(a) (the "Kandi Mall Property"). Borrower's inability to deliver such Security Documents to the Bank on the Closing Date shall not constitute a default or Event of Default under this Agreement. Until Borrower shall have complied with the requirements set forth in this Section 3.2(h), and shall have delivered to the Bank all of the documents, instruments and materials relating to the Kandi Mall Property (all of the foregoing being sometimes referred to herein as the "Additional Closing Documents"), the Aggregate Borrowing Base shall, subject to Borrower's right to submit Additional Properties as Mortgaged Properties as described by Section 5.19, below, but notwithstanding any other provision of this Agreement to the contrary, be limited to Fifty Million Dollars ($50,000,000). Such limitation shall be released at such time as Borrower shall have (i) delivered to the Bank those Security Documents which pertain to the Kandi Mall Property, together with a survey of such property and a title insurance policy insuring the Bank's first and best lien on such property, all in accordance with the requirements set forth in Section 3.1(f); (ii) provided to the Bank evidence satisfactory to the Bank; (x) that Borrower's ground leasehold interest therein is valid and subsisting, in full force and effect, and is properly mortgageable to the Bank; and (y) that each owner or holder of any interest in the fee interest in the property subject to such ground lease, or in the reversionary estate thereunder, has consented to Borrower's execution, delivery and performance of the Mortgage and the other Security Documents encumbering or affecting such property, and confirming that such consent would permit the Bank (aa) to foreclose upon Borrower's ground leasehold estate and thereby acquire all of Borrower's rights and interests thereunder, and subsequently assign or convey such interest, without further consent from any such party and without entitling any such party to terminate such ground lease or to initiate any other remedial actions in respect of such ground lease; and
(bb) to receive all notices sent to Borrower under such ground lease concurrently with the delivery thereof to Borrower, and to have the right (but not the obligation) to cure any defaults which may arise thereunder subject to such cure periods, and extensions thereof, as the Bank may require; and (iii) furnished the Bank an opinion of Borrower's Minnesota counsel, confirming on terms reasonable acceptable to the Bank that those Security Documents which pertain to the Kandi Mall Property are Borrower's valid, binding and enforceable obligations, subject only to customary qualifications and limitations. Upon the delivery of the Additional Closing Documents as aforesaid, the Kandi Mall Property shall become a Mortgaged Property under and for all purposes relevant to this Agreement, and the Aggregate Borrowing Base shall be calculated without reference to the limitation set forth in this
Section 3.2(h).

                                   ARTICLE 4
                                   ---------

                     GENERAL REPRESENTATIONS AND WARRANTIES
                     --------------------------------------

                 Borrower and the Management Company, each as to itself, severally represent and warrant to the Bank as follows:

                 Section 4.1      ORGANIZATION, EXISTENCE.
                                  -----------------------

                 (a) Borrower is duly organized, validly existing and in good standing as real estate investment trust organized under Chapter 1747 of the OHIO REVISED CODE, has full power and authority and full legal right to own or to hold under lease its Property and to carry on its businesses and is qualified and self-administered as a REIT under Sections 856 through 860 of the Code. The Management Company is duly organized, validly existing and in good standing as a corporation under the laws of the State of Delaware, and has full corporate power and authority and full legal right to own or hold under lease its Property and to carry on its business. Each of Borrower and the Management Company is qualified and licensed, admitted or approved to do business in each jurisdiction wherein the character of its Property or the nature of its business make such qualification necessary or advisable and where the failure so to qualify would have a material and adverse effect on Borrower.

                 (b) Each of Borrower and the Management Company has the requisite power and authority, and full legal right, to enter into this Agreement and each of the other Loan Documents to which it is a party, and to perform, observe and comply with all of its agreements and obligations hereunder and under each and all of the Loan Documents to which it is a party.

                 (c) Except as set forth on SCHEDULE 4.1(C), Borrower does not, as of the date hereof, own or hold of record (whether directly or indirectly) more than one percent (1.0%) of any shares of any class in the capital of any corporation, nor does Borrower own or hold (whether directly or indirectly) more than one percent (1.0%) any legal and/or beneficial equity interest in any partnership, business trust or joint venture or in any other unincorporated trade or business enterprise. The representation and warranty set forth in this Section 4.1(c) is made upon and as of the date hereof, and shall not (notwithstanding any other provision of this Agreement to the contrary) be deemed to be repeated on any other date.

                 (d) Borrower is duly qualified as a REIT under the Code, and has not incurred any liability for excise taxes pursuant to Section 4981 of the Code.

                 Section 4.2  DUE AUTHORIZATION.
                              -----------------
                 (a) The execution and delivery by Borrower of each of the Loan Documents, the performance by Borrower of all of its agreements and obligations under such documents, and the making by Borrower of the borrowings contemplated by this Agreement have been duly authorized by all appropriate action on the part of Borrower and do not and will not (i) contravene any provision of its Declaration of Trust or any other organizational or constituent document of Borrower as in effect from time to time; (ii) conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or (except as expressly contemplated by the terms of this Agreement with respect to the liens and interests to be created in favor of the Bank under the Security Documents) result in the creation of any Lien upon any of the Property of Borrower under any agreement, trust deed, indenture, mortgage or other instrument to which Borrower is a party or by which Borrower or any other Property of Borrower is bound or affected; (iii) violate or contravene any provision of any law, rule or regulation (including, without limitation, Regulations G, T, U or X of the Board of Governors of the Federal Reserve System) or any order, ruling or interpretation thereunder or any decree, order or judgment of any court or governmental or regulatory authority, bureau, agency or official (all as from time to time in effect and applicable to Borrower); or (iv) require any waivers, consents or approvals by any of the creditors or trustees for creditors of Borrower or any other Person.

                 (b) The execution and delivery by the Management Company of each of the Loan Documents to which it is a party and the performance by the Management Company of all of its agreements and obligations under such documents has been duly authorized by all corporate action on the part of the Management Company, and do not and will not: (i) contravene the Articles of Incorporation or any other organizational or constituent document of the Management Company as in effect from time to time; (ii) conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or (except as contemplated by this Agreement) result in the creation of a Lien upon any Property of the Management Company under any agreement, trust deed, indenture, mortgage or other instrument to which the Management Company is a party or by which its Property is bound or affected;
(iii) violate or contravene any provision of any law, rule or regulation or any order, ruling or interpretation thereunder or any decree, order or judgment of any court or governmental or regulatory authority, bureau, agency or official (all from time to time in effect and applicable to the Management Company); or
(iv) require any waivers, consents or approvals of any other Person.

                 (c) Except as to matters which Borrower has procured, obtained or performed prior to or concurrently with its execution and delivery of this Agreement, no approval, consent, order, authorization or license by, or giving notice to, or taking any other action with respect to, any governmental or regulatory authority or agency is required under any provision of any applicable law:

                 (i) for the execution and delivery by Borrower or the Management Company, as the case may be, of this Agreement, the Note, and the other Loan Documents, for the performance by Borrower or the Management Company of any of the agreements and obligations hereunder or thereunder or for the making by Borrower of the borrowing contemplated by this Agreement, or for the conduct by Borrower of its business; or

                 (ii) to ensure the continuing legality, validity, binding effect, enforceability or admissibility in evidence of this Agreement, the Note and the other Loan Documents.

                 Section 4.3  ENFORCEABILITY OF DOCUMENTS.
                              ---------------------------
                 (a) On or before the Closing Date, Borrower and the Management Company will have duly executed and delivered each of the Loan Documents required of it by this Agreement, and each such Loan Document will be in full force and effect. Each Loan Document shall constitute the legal, valid and binding obligation of Borrower and/or the Management Company, as the case may be, enforceable against Borrower in accordance with its respective terms.

                 (b) The representations and warranties made by Borrower and the Management Company in this Section 4.3 are subject to the following qualifications:

                 (i) the enforceability of any rights and remedies provided in any of the Loan Documents or against any particular party thereto is subject to applicable bankruptcy, reorganization, moratorium or other similar laws affecting generally the enforcement of creditors' rights; and

                 (ii) the availability of equitable remedies for the enforcement of any provision of any of the Loan Documents may be subject to the discretion of the court before which any proceeding for the enforcement of any provision may be brought.

                 Section 4.4  NO DEFAULT.
                              ----------
                 (a) No event has occurred and is continuing, and no condition exists, which constitutes a Default or an Event of Default.

                 (b) No default by Borrower or the Management Company and no accrued right of rescission, cancellation or termination on the part of Borrower or the Management Company, exists under this Agreement or any of the other Loan Documents.

                 Section 4.5 FINANCIAL STATEMENTS. Borrower has furnished the Bank with true, correct and complete copies of (a) the combined annual financial statements for Borrower and the Management Company for the most recent fiscal year of Borrower, including the combined balance sheet of the Borrower and the Management Company as of the end of such fiscal year and combined statements of income and changes in cash for Borrower and the Management company and a statement of Shareholder's Equity, prepared on a consistent basis in accordance with GAAP (except as specifically disclosed therein) and in the form included with Borrower's Form 10-K as filed with the SEC, certified without qualification by Borrower's Accountants; (b) the combined quarterly financial statements for Borrower and the Management Company for each fiscal quarter elapsed since the expiration of Borrower's most recent fiscal year, including a combined balance sheet and combined statements of income and change in cash of Borrower and the Management Company, prepared on a consistent basis with the prior fiscal year's financial statements in accordance with GAAP (except as specifically disclosed therein), and in the form included with Borrower's Form 10-Q, as filed with the SEC; and (c) a certificate of the chief financial officer, principal accounting officer or chief executive officer of Borrower, stating that to his best knowledge after due inquiry the foregoing statements present fairly in all material respects the combined financial position of Borrower and the Management Company and the results of their combined operations, subject, solely with respect to the materials described in clause (b), to routine year-end audit adjustments.

                 Section 4.6 NO ADVERSE CHANGES. No changes have occurred in the assets, liabilities or financial condition of Borrower or the Management Company from those reflected in the most recent balance sheets referred to in
Section 4.5 hereof which, individually or in the aggregate, have been materially adverse. Since the date of the most recent balance sheet, there has been no material and adverse development in the business or in the operations or prospects of Borrower or the Management Company.

                 Section 4.7 TITLE TO ASSETS. Except as set forth in Schedule 4.7, Borrower or a Consolidated Subsidiary has good, sufficient and legal title to, or a valid and subsisting ground leasehold interest in, all the Property and assets reflected in the most recent balance sheet referred to in Section 4.5, except for assets disposed of since the date of such balance sheet in the ordinary course of business.

                 Section 4.8 LITIGATION. Except as disclosed in SCHEDULE 4.8, or (with respect to subsequent reiterations of this warranty and representation) as disclosed in documents filed with the SEC and provided to the Bank as required by this Agreement, there is no pending action, suit, proceeding or investigation pending, or, to Borrower's knowledge, threatened, before any court, governmental or regulatory authority, agency, commission or official, board of arbitration or arbitrator against Borrower or the Management Company in which Borrower or the Management Company is a participant which could, if determined adversely to Borrower or the Management Company, reasonably be expected to affect, in any material or adverse way, the financial position, assets, business, operations or prospects of Borrower. There are no proceedings pending or, to Borrower's knowledge, threatened against Borrower or the Management Company which call into question the validity or enforceability of any of the Loan Documents.

                 Section 4.9 NO MATERIALLY ADVERSE CONTRACTS. Borrower is not a party to or bound by any contracts, agreements or instruments (whether written or oral) which, either individually or in the aggregate, materially and adversely affect the financial position, business, operations or prospects of Borrower.

                 Section 4.10 TAX RETURNS. Borrower has filed all federal, state and other tax returns required to be filed by it and has made reasonable provisions, in accordance with GAAP, for the payment of all taxes (if any) which have or may become due and payable pursuant to any of the said returns, pursuant to any matters raised by audits or for other reasons. In addition, Borrower has paid or caused to be paid all real and personal property taxes and assessments and other governmental charges lawfully levied or imposed on or against it or its Property, other than those presently payable without payment of interest or penalty and those which are subject to contests initiated by Borrower in good faith and diligently prosecuted, in each case as permitted by and subject to the requirements of
Section 5.10, below.

                 Section 4.11 CONTRACTS WITH AFFILIATES OR SUBSIDIARIES. (a) Except as permitted by Section 6.6 hereof and as otherwise set forth on
SCHEDULE 4.1(c) hereto, Borrower is not a party to or otherwise bound by any material agreements, instruments or contracts (whether written or oral) with any Affiliate or Subsidiary.

                 (b) Except as permitted by Section 6.6, below, and as otherwise set forth on SCHEDULE 4.1(C) hereto, there is no Indebtedness for Borrowed Money owing by Borrower to any Affiliate nor is there Indebtedness for Borrowed Money owing by any Affiliate to Borrower.

                 Section 4.12  EMPLOYEE BENEFIT PLANS.  Except as shown on
SCHEDULE 4.12 hereto, Borrower does not maintain any Employee Benefit Plans or Guaranteed Pension Plans.

                 Section 4.13 GOVERNMENTAL REGULATION. Borrower is not a "public utility company", a "holding company" or a "subsidiary" or an "affiliate" of a "holding company," as such terms are defined in the federal Public Utility Holding Company Act of 1935, as amended. Borrower is not an "investment company" or a company "controlled" by an "investment company," as such terms are defined in the federal Investment Company Act of 1940, as amended. Borrower is not subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act or the Investment Company Act of 1940 or under any federal or state statute or regulation limiting its ability to incur Indebtedness for Borrowed Money.

                 Section 4.14 SECURITIES ACTIVITIES. Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying any "margin security" or "margin stock" as such terms are used in Regulation U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224.

                 Section 4.15 DISCLOSURE. Neither this Agreement nor any other Loan Document, or any other document, certificate or written statement furnished to the Bank by or on behalf of Borrower for use in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading as of the date of such document, certificate or other statement.

                 Section 4.16 NO MATERIAL DEFAULT. Borrower is not in default under any order, writ, judgment, injunction, decree, statute or governmental rule, indenture, agreement, contract, lease or other instrument or contract applicable to it, which default would have a material and adverse effect on the business, assets, Properties or conditions, financial or otherwise, of Borrower or in the performance of any covenants or conditions respecting any of its Indebtedness, and no holder of any Indebtedness of Borrower has given notice of any asserted default thereunder, and no liquidation or dissolution of Borrower and no receivership, insolvency, bankruptcy, reorganization or other similar proceedings relative to Borrower or its Property is pending threatened.

                 Section 4.17 ENVIRONMENTAL CONDITIONS. (a) Borrower has obtained all necessary permits, licenses, variances, satisfactory clearances and all other necessary approvals (collectively the "EPA Permits") in respect of its Property and for the operation and conduct of Borrower's business, from all applicable federal, state, and local governmental authorities, utility companies or development-related entities including, but not limited to, any and all appropriate Federal or State environmental protection agencies and other departments, public water works and public utilities in regard to the use of all such real property and the operation and conduct of its business, and for any handling, transporting, treating, storage, disposal, discharge, or Release of Hazardous Substances or any wastes, liquids or other emissions, if any, into, on or from the environment (including, but not limited to, any air, water, or soil). All EPA Permits are in full force and effect; no such EPA Permit has expired or been suspended, denied or revoked, or is under challenge by any Person. Borrower is in compliance with each EPA Permit, and has no knowledge or information concerning any condition or fact which might or could cause a suspension, denial or revocation of any of Borrower's EPA Permits.

                 (b) Neither Borrower, the Mortgaged Property, nor any other Property owned by or leased to Borrower is (i) subject to any material private or governmental litigation, Lien or judicial or administrative notice, order or action, or, to Borrower's knowledge, threatened litigation or administration action, relating to Hazardous Substances or environmental problems, impairments or liabilities; or (ii) with any applicable notice or lapse of time (or both), and/or failure to take certain curative or remedial actions, in direct or indirect violation of any Environmental Laws.

                 (c) To the best of Borrower's knowledge, there has been no Release (as defined in CERCLA) into, on or from any Mortgaged Property or any other Property owned by or leased to Borrower, and no Hazardous Substances (except for (x) "Household Waste" as that term is defined at 40 C.F.R. 261.4(b)(l) (1990), and (y) DE MINIMIS amounts of Hazardous Substances which neither violate any Environmental Laws nor require any affirmative remediation or corrective action) are located on or have been treated, stored, processed, disposed of, handled, transported to or from, disposed of upon or into, upon or from any such Property including, but not limited to, any air, water, or soil. Borrower shall not allow any Hazardous Substance to exist or be treated, stored, disposed, Released, located, discharged, possessed, managed, processed, or otherwise handled on any Mortgaged Property or any other Property owned by or leased to Borrower except in compliance with all applicable requirements of all or in the operation or conduct of its business Environmental Laws, and shall comply with all Environmental Laws affecting all of Borrower's Property.

                 (d) Borrower and its Affiliates do not and shall not transport or engage in the business of transporting, in any manner, any Hazardous Substances.

                 (e) Borrower is not aware of any circumstances which would result in any material obligation under any Environmental Law to investigate or remediate any Hazardous Substances in, on or under the Mortgaged Properties or in, on or under any other Property owned by or leased to Borrower.

                 (f) Reference is hereby made to the Environmental Indemnity Agreement, dated of even date herewith, executed and delivered by Borrower to the Bank as one of the Loan Documents. The parties acknowledge and agree that it is their intention that this Section 4.17 and the Environmental Indemnity Agreement be interpreted as being consistent and harmonious. Nevertheless, the parties further agree that, solely with respect to matters which are covered both by this Section 4.17 and by the Environmental Indemnity Agreement, the latter shall govern in the event of any inconsistency.

                 Section 4.18  LICENSES AND PERMITS.   Borrower owns or
possesses all material Licenses and Permits and rights with respect thereto necessary for the lawful and proper conduct of its business as presently conducted and proposed to be conducted, without any known conflict with the rights of others, free of any Lien not permitted by this Agreement. All such Licenses and Permits are in full force and effect, and Borrower is in compliance with the requirements imposed by, or in respect of, all such Licenses and Permits without any known conflict with the valid rights of others which could affect or impair in any material manner the business, assets or condition, financial or otherwise, of Borrower or the Collateral. No event has occurred and is continuing which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such License or Permit, or would conversely affect the rights of Borrower thereunder. There is no litigation or other proceeding or dispute with respect to any such Licenses and Permits which has, or is reasonably likely to have, any material adverse effect on the validity or continued availability of any such Licenses and Permits.

                                   ARTICLE 5
                                   ---------

                       AFFIRMATIVE COVENANTS OF BORROWER
                       ---------------------------------

                 Borrower covenants with and warrants to the Bank that from and after the Closing Date and until all of the Obligations are paid and satisfied in full, Borrower shall (and shall cause the Management Company to) comply with, observe, perform or fulfill all of the covenants set forth in this
Article 5.

                 Section 5.1 REPORTS AND OTHER INFORMATION. (a) Borrower shall provide to the Bank, as soon as the same are available, and in any event within forty-five (45) days after the close of each of the first three quarters of each fiscal year of Borrower, combined balance sheet of Borrower and the Management Company as of the end of such quarter, together with combined statements of income, changes in cash and shareholders' equity for Borrower and the Management Company for the period commencing at the end of the previous fiscal year and ending with the end of such quarter. All such statements shall be prepared on a consistent basis with the prior year's statements, in accordance with GAAP (except as may be expressly disclosed therein) in the form included in Borrower's Form 10-Q as filed with the SEC, shall be certified by Borrower's chief financial officer, principal accounting officer or chief executive officer, and shall be accompanied by a certificate of such officer stating that as of the date of such certificate and to the best of his knowledge, after reasonable inquiry: (i) such financial statements present fairly, in all material respects, the combined financial position of Borrower and the Management Company and the results of their combined operations for such quarter and for Borrower's fiscal year-to-date in accordance with GAAP, subject to routine year-end audit adjustments; and (ii) no event has occurred which constitutes an Event of Default or would constitute an Event of Default with the giving of notice or the lapse of time or both, or, if an Event of Default or such an event has occurred and is continuing, a statement as to the nature thereof and the action which Borrower has taken or proposes to take with respect thereto. Concurrently with the delivery of the foregoing materials, Borrowers shall furnish, in such detail as is reasonably required by the Bank
(x) a compliance certificate, documenting Borrower's compliance with the requirements of Sections 5.21 and Article 6 of this Agreement, (y) a borrowing report, certified by a duly authorized officer of Borrower, and (z) such other information as may reasonably be requested by the Bank with respect to Borrower or Borrower's business or Property.

                 (b) Borrower shall provide to the Bank, as soon as the same are available and in any event within ninety (90) days after the end of each fiscal year of Borrower, a copy of the combined annual financial statements of Borrower and the Management Company for such year, including therein a copy of the combined balance sheet of Borrower and the Management Company as of the end of such fiscal year and combined statements of income and changes in cash and statements of Shareholders' Equity. All of the foregoing shall be prepared on a consistent basis with the prior year's statements, in accordance with GAAP (except as may be expressly disclosed therein) in the form included in Borrower's Form 10-K as filed with the SEC. The foregoing statements shall be certified without qualification by Borrower's Accountants, and shall be accompanied by a certificate of the chief financial officer, principal accounting officer or chief executive officer of Borrower stating that, as of the date of such certificate, to the best of his knowledge, after reasonable inquiry: (i) such financial statements reflect all adjustments (consisting of normal, recurring accruals) necessary to present fairly the combined financial position of Borrower and the Management Company for such fiscal year in accordance with GAAP, and (ii) no event has occurred which constitutes an Event of Default or would constitute an Event of Default with the giving of notice or the lapse of time or both, or, if an Event of Default or such an event has occurred and is continuing, a statement as to the nature thereof and the action which Borrower has taken or proposes to take with respect thereto.
Concurrently with the delivery of the foregoing materials, Borrower shall furnish, in such detail as is reasonably required by the Bank (x) a Compliance Certificate, (y) a borrowing report, certified by a duly authorized officer of Borrower, and (z) such other information as may be reasonably requested by the Bank with respect to Borrower or Borrower's Business or Property.

                 (c) Borrower shall provide to the Bank, promptly after sending or filing thereof, copies of all reports which Borrower sends to holders of beneficial interests in Borrower, and copies of all reports and registration statements which Borrower files with the SEC.

                 (d) Borrower shall provide to the Bank, concurrently with its delivery to the Bank of Borrower's quarterly financial reports in accordance with Section 5.1(a), above, and in any event within forty-five (45) days after the end of each calendar quarter of Borrower, a report as to each Mortgaged Property setting forth for such Mortgaged Property a statement showing, in such detail as the Bank may reasonably request, the Property NOI for such Mortgaged Property for such quarter.

                 (e) Borrower shall also provide the Bank with such other information relating to Borrower (including, without limitation, any business plan of Borrower) as the Bank may from time to time reasonably request. Without limiting the generality of the foregoing, Borrower shall provide the Bank, semi-annually, within forty-five (45) days after the end of the second and fourth fiscal quarters of Borrower in each fiscal year during the pendency of this Agreement, a current rent-roll for each Mortgaged Property.

                 Section 5.2 MAINTENANCE OF PROPERTY; INSURANCE. (a) Borrower covenants and agrees to keep and maintain all of its Property in good repair, working order and condition, reasonable wear and tear excepted, and from time to time to make, or use all reasonable legal remedies to cause to be made, all proper repairs, renewals or replacements, betterments and improvements thereto so that the business carried on in connection therewith may be properly and advantageously conducted at all times;

                 (b) Borrower covenants and agrees to keep all of its Property insured against loss or damage by theft, fire, smoke, sprinklers, riot and explosion, such insurance (the "Insurance") to be in such form, in such amounts and against such other risks and hazards as are currently carried by Borrower or are customarily maintained by other Persons operating similar businesses and having similar properties in the same general areas, including but not limited to liability coverage and to flood insurance for real property or real property interests located in an area designated as flood-prone, with an insurer or insurers which are financially sound and reputable and which have been accorded a rating by A.M. Best Company, Inc. (or any successor rating agency) of A-/X (or any replacement rating of equivalent stature) or better (or A-/VII or better in the case of insurers whose parent companies are rated A-/X or better; insurance companies satisfying the foregoing requirements are referred to herein as "Qualified Insurers"). In the event that an insurer ceases to be a Qualified Insurer during the term of any Insurance policy, Borrower shall replace such coverage, at the end of the then-current policy term, by a policy issued by a Qualified Insurer. The specific requirements for the insurance to be maintained in respect of the Mortgaged Properties shall be set forth in the respective Mortgages; to the extent that the requirements set forth in the respective Mortgages shall conflict with those which are contained in this Agreement, the requirements of the respective mortgages shall govern. Borrower shall, in addition, require that the insurer with respect to each such Insurance policy provide for at least thirty (30) days' advance written notice to Borrower of any cancellation or termination of, or other change of any nature whatsoever in, the coverage provided under any such policy. The Bank acknowledges that Borrower's insurers will not provide more than ten (10) days' prior notice of cancellation for nonpayment of premiums, and agrees (without waiving any rights it may have in the event of such occurrence) that ten (10) days' notice will be adequate in such event.

                 Section 5.3 PRIORITY OF MORTGAGES. Borrower shall at all times maintain and preserve the first and best priority of the Mortgages with respect to each of the Mortgaged Properties, and shall not at any time create or suffer to be created any other Lien or security interest in any of the Collateral, excepting only Liens securing the payment of current and non-delinquent taxes and assessments, both general and special, the effect of building, land use and zoning laws, and other matters affecting title to the Mortgaged Properties as may be approved or accepted by the Bank.

                 Section 5.4 SECURITY INTERESTS. Borrower will defend the Collateral against all claims and demands of all Persons at any time claiming the same or any interest therein. Borrower shall comply with the requirements of all applicable laws and regulations in order to grant to the Bank valid and perfected first mortgage liens encumbering all of the Mortgaged Properties and first-priority, perfected security interests in the balance of the Collateral. The Bank is hereby authorized by Borrower to file any financing statements covering the Collateral, whether or not Borrower's signature appears thereon. Borrower agrees to do whatever the Bank may reasonably request, from time to time, by way of: filing notices of liens, financing statements, fixture filings and amendments, renewals and continuations thereof; cooperating with the Bank's representatives; keeping stock records; obtaining waivers from landlords and mortgagees and from warehousemen and their landlords and mortgagees; paying claims which might, if unpaid, become a Lien on the Collateral or any portion or component thereof; and performing such further acts as the Bank may reasonably require in order to effect the purposes of this Agreement and the other Loan Documents (excluding, however, any such matters as to which Borrower shall have caused to be bonded or otherwise discharged, or shall have properly initiated and duly prosecuted a dispute with the claimant or the party seeking to compel Borrower's performance, all subject to and in compliance with the provisions of the applicable Mortgage relative to the prosecution of the contests and disputes permitted thereunder). Any and all fees, costs and expenses (including any taxes, attorneys' fees or costs for insurance of any kind), which the Bank may incur with respect to the Collateral or the Obligations; in filing public notices; in preparing or filing documents; making title examinations or rendering opinions; in protecting, maintaining, or preserving the Collateral or its interest therein; in enforcing or foreclosing the Liens hereunder, whether through judicial procedures or otherwise; or in defending or prosecuting any actions or proceedings arising out of or relating to its transactions with Borrower under this Agreement or any other Loan Document, shall be borne and paid by Borrower promptly after the Bank's written demand therefor. If any such costs or expenses are not promptly paid by Borrower, the Bank may pay the same on Borrower's behalf, and the amount so paid shall thereupon comprise Obligations hereunder, evidenced by the Note and secured by the other Loan Documents, and shall bear interest from the date of such payment until the date the same are paid in full, at the Default Interest Rate.

                 Section 5.5 MAINTENANCE OF EXISTENCE. (a) Borrower shall make all filings under the Code necessary to preserve and maintain (i) its qualifications as a REIT under the Code and (ii) the applicability to Borrower and its shareholders of the method of taxation provided for in Section 857(b) of the Code (and any successor provision thereto).

                 (b) Borrower shall preserve and maintain its existence and all of its rights, franchises and privileges as an Ohio real estate investment trust, and its qualification to do business in each jurisdiction in which the character of Borrower's Property or the nature of Borrower's business makes such qualification necessary.

                 (c) The Management Company will preserve and maintain its existence and all of its rights, franchises and privileges as a Delaware corporation, and its qualification to do business in any other jurisdiction in which the character of its Property or the nature of its business makes such qualification necessary.

                 Section 5.6 COMPLIANCE WITH LAWS. (a) Borrower and the Management Company shall, and each hereby covenants and agrees to, comply with all acts, rules, regulations, orders, directions and ordinances of any legislative, administrative or judicial body or official (including, without limitation, all Environmental Laws and the Americans with Disabilities Act -- the "ADA" --) applicable to the Borrower's Property or any part thereof, or to the operation of Borrower's business.

                 (b) Borrower will promptly notify the Bank in the event that Borrower receives any notice, claim or demand from any governmental agency which alleges that Borrower or the Management Company is in violation of any of the terms of, or has failed to comply with any applicable order issued pursuant to any Federal, state or local statute regulating its operation and business with respect to any Mortgaged Property, including, but not limited to, the Occupational Safety and Health Act, the ADA and all Environmental Laws.

                 Section 5.7 NOTICE OF LITIGATION: JUDGMENTS. Borrower shall furnish or cause to be furnished to the Bank, promptly (and, in any event, within five (5) Business Days) after Borrower shall have first become aware of the same, a written notice describing, in detail acceptable to the Bank: (a) any final judgment in an amount exceeding Five Hundred Thousand Dollars ($500,000.00) rendered against Borrower or any Affiliate of Borrower; (b) the commencement or institution of any legal or administrative action, suit, proceeding or investigation by or against Borrower or any Affiliate of Borrower in or before any court, governmental or regulatory body, agency, commission or official, board of arbitration or arbitrator, the outcome of which could materially and adversely affect Borrower's current or future financial position, assets, business, operations or prospects, or could prevent or impede the implementation or completion, observance or performance of any of the arrangements or transactions contemplated by any of the Loan Documents; or (c) the occurrence of any adverse development, not previously disclosed by Borrower to the Bank in writing, in any such action, suit, proceeding or investigation. In addition, as promptly as possible after sending the notice of any such event or events, Borrower shall provide the Bank with a supplemental notice relating to the event described in such initial notice. Such supplemental notice shall include Borrower's description of the action that Borrower has taken or proposed to take with respect to such event.

                 Section 5.8 NOTICE OF OTHER EVENTS. (a) If (and on each occasion that) any event shall occur or any condition shall develop which constitutes a Default or an Event of Default, then, promptly (and, in any event, within five (5) Business Days) after Borrower shall have first become aware of the same, Borrower will furnish or cause to be furnished to the Bank a written notice specifying the nature and the date of the occurrence of such event or (as the case may be), the nature and the period of existence of such condition and what action Borrower is taking or proposes to take with respect thereto.

                 (b) Immediately upon Borrower's first becoming aware of any of the following occurrences, Borrower will furnish or cause to be furnished to the Bank) written notice with full particulars of (i) the business failure, insolvency or bankruptcy of Borrower; and (ii) any defaults or events of default under any material agreement of Borrower or any material violations of any laws, regulations, rules or ordinances of any governmental or regulatory body by Borrower with respect to any Mortgaged Property.

                 (c) If (and on each occasion that) any of the following events shall occur:

                 (i) the Declaration of Trust or other organizational documents of Borrower shall at any time be modified or amended in any respect whatever; or

                 (ii) the by-laws or code of regulations of Borrower shall at any time be modified or amended in any respect whatever;

then promptly (and, in any event, within five (5) Business Days) after the occurrence of any such event, Borrower shall furnish the Bank with a true and complete copy of each such modification, amendment or supplement.

                 Section 5.9 INSPECTIONS. Borrower and the Management Company shall permit any officer, employee, consultant or other representative or agent of the Bank to visit and inspect, from time to time and at any reasonable time, after prior notice to Borrower, any of the assets or Property owned or held under lease by Borrower or the Management Company and to examine the books of account, records, reports and the papers (and to make copies thereof and to take extracts therefrom) of Borrower and to discuss the affairs, finances and accounts of Borrower with the trustees and executive officers of Borrower, and with Borrower's independent accountants.

                 Section 5.10 PAYMENT OF TAXES AND OTHER CLAIMS. Borrower and the Management Company shall pay and discharge promptly all taxes, assessments and other governmental charges or levies at any time imposed upon it or upon its income, revenues or Property, as well as all claims of any kind (including claims for labor, material or supplies) which, if unpaid, might by law become a Lien or charge upon all or any part of its income, revenues or Property. Notwithstanding the foregoing to the contrary, Borrower may, provided that there is not then an Event of Default hereunder, contest the propriety or amount of any such taxes, assessments or governmental charges, or of any such claims, if
(a) such contest is instituted in good faith and prosecuted with reasonable diligence; (b) such contest shall preclude the sale or forfeiture of the affected Property (or Borrower shall discharge, by bonding or otherwise, the claim giving rise to the contest or shall provide the Bank with such reasonable security or other assurances as may be requested by the Bank in connection with such contest); and (c) Borrower shall indemnify the Bank of and from any and all liability, loss, cost or expense incurred by or asserted against the Bank in connection with, or in consequence of, any such contest.

                 Section 5.11 PAYMENT OF INDEBTEDNESS. Borrower will duly and punctually pay or cause to be paid the principal and interest on the Loans, all draws and disbursements under the Letters of Credit and all fees and other amounts payable hereunder or under the Loan Documents promptly as and when required by this Agreement and/or the other Loan Documents. Borrower shall pay all other Indebtedness (whether existing on the date hereof or arising at any time thereafter) promptly as and when the same is due and payable.

                 Section 5.12 PAYMENT OF FEES. Borrower shall, and hereby covenants and agrees to, pay the following fees as and when described below:

                 (a) A Commitment Fee, in the amount of 0.375% per annum of the average daily unused portion of $60,000,000 (without regard to whether the full amount of the credit facility provided hereunder is then available to Borrower), computed on the basis of a 360-day year for the actual number of days elapsed, payable quarterly, in arrears, on the final day of each calendar quarter during the pendency of this Agreement and on the Termination Date;

                 (b)  The Letter of Credit fees and commissions contemplated by
Section 2.14, above; and

                 (c) The Inspection Fee, in the amount of Five Thousand Dollars ($5000) per year, payable annually in advance to the Bank to defray the costs of inspecting and monitoring the performance of the Eligible Real Estate; the initial year's Inspection Fee shall be payable on the Closing Date, and shall be prorated based upon the number of days remaining as of the Closing Date in calendar year 1994. Subsequent years' payments of the Inspection Fee shall be paid, in advance, on January 1 of each full or partial calendar year during the pendency of this Agreement, commencing on January 1, 1995.

                 Section 5.13 PERFORMANCE OF OBLIGATIONS UNDER THE LOAN DOCUMENTS. Borrower and the Management Company each will duly and properly perform, observe and comply with all of its agreements, covenants and obligations under this Agreement and each of the other Loan Documents.

                 Section 5.14 GOVERNMENTAL CONSENTS AND APPROVALS. (a) Borrower will obtain or cause to be obtained all such approvals, consents, orders, authorizations and licenses from, give all such notices promptly to, register, enroll or file all such agreements, instruments or documents promptly with, and promptly take all such other action with respect to, any governmental or regulatory authority, agency or official, or any central bank or other fiscal or monetary authority, agency or official, as may be required from time to time under any provision of any applicable law:

                 (i) for the performance by Borrower or the Management Company of any of its agreements or obligations under the Note, this Agreement or any of the other Loan Documents or for the payment by Borrower to the Bank at its Head Office of any sums which shall become due and payable by Borrower to the Bank hereunder or thereunder;

                 (ii) to ensure the continuing legality, validity, binding effect or enforceability of the Note or any of the other Loan Documents or of any of the agreements or obligations thereunder of Borrower or the Management Company; or

                 (iii) to continue the proper operation of the business and operations of Borrower.

                 (b) Borrower shall duly perform and comply with the terms and conditions of all such approvals, consents, orders, authorizations and Licenses and Permits from time to time granted to or made upon Borrower.

                 Section 5.15 EMPLOYEE BENEFIT PLANS AND GUARANTEED PENSION PLANS. (a) Borrower will not establish any Guaranteed Pension Plans or Employee Benefit Plans without the Bank's prior written consent (which will not be unreasonably withheld or delayed), (b) Borrower will make full payment when due of all amounts which, under the provisions of Employee Benefit Plans or under applicable law, are required to be paid as contributions thereto, (c) Borrower will not permit to exist any accumulated funding deficiency, whether or not waived, (d) Borrower will file on a timely basis all reports, notices and other filings required by any governmental agency with respect to any of its Employee Benefit Plans, (e) Borrower will make any payments to Multiemployer Plans required to be made under any agreement relating to such Multiemployer Plans, or under any law pertaining thereto, (f) Borrower will not permit any amount of unfunded guarantied benefits to occur with respect to any Guaranteed Pension Plan, (g) Borrower will furnish to all participants, beneficiaries and employees under any of the Employee Benefit Plans, within the periods prescribed by law, all reports, notices and other information to which they are entitled under applicable law, and (h) Borrower will take no action which would cause any of the Employee Benefit Plans to fail to meet any qualification requirement imposed by the Code, as amended. As used in this Section 5.15, the term "accumulated funding deficiency" has the meaning specified in Section 302 of ERISA and Section 412 of the Code, and the term "unfunded guarantied benefits" has the meaning specified in Section 4001 of ERISA.

                 Section 5.16 FURTHER ASSURANCES. Borrower will execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, any and all such further assurances and other agreements or instruments, and take or cause to be taken all such other action, as shall be reasonably requested by the Bank from time to time in order to give full effect to any of the Loan Documents.

                 Section 5.17  DELIBERATELY OMITTED.
                               --------------------
                 Section 5.18  FINANCIAL COVENANTS.
                               -------------------
                 (a) LEVERAGE RATIO. Borrower shall at all times maintain a ratio of Liabilities to EBITDA for any period of four (4) consecutive fiscal quarters of Borrower of not more than eight (8.0) to one (1.0). For the purposes of this provision: (x) Borrower's EBITDA shall be adjusted to reflect any acquisitions made by Borrower during the quarter on a PRO FORMA basis acceptable to the Bank, assuming the lesser of 90% or actual occupancy, and (y) any deferred obligations, deferred capital gains and other deferred income shall be excluded from Liabilities.

                 (b) DEBT SERVICE COVERAGE RATIO. Borrower shall, as of the final day of any fiscal quarter of Borrower, maintain a ratio of EBITDA to all required payments of principal (other than balloon payments) and interest on Indebtedness for Borrowed Money, in each case with respect to such fiscal quarter, of not less than one and three-tenths (1.3) to one (1.0). For the purposes of this provision, Borrower's EBITDA shall be adjusted to reflect any acquisitions made by Borrower during the applicable fiscal period on a PRO FORMA basis acceptable to the Bank, assuming the lesser of 90% or actual occupancy.

                 (c) MINIMUM NET WORTH. Borrower's Minimum Net Worth shall, at all times during the pendency of this Agreement, equal or exceed Eighty Million Dollars ($80,000,000). In the event that Borrower shall make any equity offerings during the pendency of this Agreement, the Minimum Net Worth required to be maintained by Borrower hereunder shall be not less than the sum of $80,000,000 PLUS ninety percent (90%) of the net proceeds to Borrower of such offering.

                 (d) AGGREGATE BORROWING BASE. The Aggregate Borrowing Base shall at all times equal or exceed the outstanding principal balance of all Loans.

                 (e) FUNDS FROM OPERATIONS. Borrower's Funds from Operations shall equal or exceed Sixteen Million Dollars ($16,000,000) for each period of four (4) consecutive fiscal quarters of Borrower during the pendency of this Agreement.

                 5.19. ADDITIONAL MORTGAGED PROPERTIES; SUBSTITUTE MORTGAGED PROPERTIES. Subject to the terms and conditions set forth in this Section 5.19, Borrower may, from time to time, supplement the collateral for the Loans by causing certain real property owned by Borrower to become additional Mortgaged Properties, in accordance with the following provisions:

                 (a) If Borrower shall desire to cause certain real property owned by Borrower to become a Mortgaged Property hereunder, Borrower shall so notify the Bank. Such notice shall include: (i) a description of the property which Borrower would propose to become a Mortgaged Property (the "Additional Property"), including historical operating results and occupancy levels of such Additional Property; (ii) an appraisal establishing the fair market value of such Additional Property, prepared by an appraiser who is a Member of the American Institute of Real Estate Appraisers (or has a corresponding professional designation acceptable to the Bank), conforming to all requirements applicable to the Bank with respect to real estate collateral, and otherwise acceptable to the Bank; (iii) a commitment for the issuance of a loan policy of title insurance (ALTA Form B, 1970 Form), issued by a title insurer acceptable to the Bank and showing that (x) such Additional Property is owned by Borrower (or will be, prior to the execution and delivery of the Mortgage encumbering such Additional Property), and (y) that, if such Additional Property were to become a Mortgaged Property, the Mortgage encumbering such Additional Property would be the first and best lien upon such property, subject only to the lien of taxes and assessments, both general and special, which are a lien but are not then delinquent or due and payable; (iv) a survey, prepared and certified to the Bank in accordance with ALTA/ACSM standards, showing the boundaries of the Additional Property, the location of all improvements, required set-backs and such other information as may be required pursuant to the foregoing standards, acceptable to the Bank and sufficient to permit the issuance of a loan policy of title insurance without exception for any matter which would be revealed by a survey and physical inspection of the Additional Property; (v) a Phase I environmental report, acceptable to the Bank, showing that such Additional Property is free of Hazardous Substances and from violations of Environmental Laws, and otherwise in compliance with the requirements set forth in this Agreement with respect to the Mortgaged Properties and (vi) a statement, showing in detail and with substantiating information reasonably acceptable to the Bank, the Property NOI for the Additional Property for not less than one (1) full calendar year prior to the date of the notice with which such information is furnished. If the Bank shall approve the addition of the Additional Property as a Mortgaged Property, the Bank shall so notify Borrower, shall assign a Coverage Factor and an initial Market Constant to such Additional Property and shall, on the basis of the same, determine the Borrowing Base for such property. Promptly after its receipt of such notice, execute a Mortgage and such other Security Documents with respect to such Substitute Property as the Bank may require in order to cause such property to comply with the requirements of this Agreement and the other Loan Documents as Collateral for the Obligations, shall cause all such Security Documents to be duly delivered to the Bank or recorded in the appropriate public records, and will cause the title company which issued the title commitment described above to issue a loan policy of title insurance to the Bank, containing such coverages and endorsements as the Bank may require. Concurrently therewith, Borrower and the Bank shall amend or supplement this Agreement to reflect inclusion of such Additional Property as a Mortgaged Property and a component of the Eligible Real Estate, to reflect the resulting changes in the Aggregate Borrowing Base and to make such other changes to this Agreement as may be necessary or appropriate in view of the addition of such Additional Property to the Collateral.

                 (b) If Borrower shall desire to cause certain real property owned by Borrower to become a Mortgaged Property in substitution for a property which is then a Mortgaged Property hereunder, Borrower shall so notify the Bank. Such notice shall include: (i) the identity of the Mortgaged Property for which Borrower intends to make such substitution, and a description of the property which Borrower would propose to become a Mortgaged Property (the "Substitute Property"), including historical operating results and occupancy levels of such Substitute Property; (ii) an appraisal establishing the fair market value of such Substitute Property, prepared by an appraiser who is a Member of the American Institute of Real Estate Appraisers (or has a corresponding professional designation acceptable to the Bank), conforming to all requirements applicable to the Bank with respect to real estate collateral and otherwise acceptable to the Bank; (iii) a commitment for the issuance of a loan policy of title insurance (ALTA Form B, 1970 Form), issued by a title insurer acceptable to the Bank and showing that (x) the Substitute Property is owned by Borrower (or will be, prior to the execution and delivery of the Mortgage encumbering such

Substitute Property), and (y) that, if such Substitute Property were to become a Substitute Property, the Mortgage encumbering such Substitute Property would be the first and best lien upon such property, subject only to the lien of taxes and assessments, both general and special, which are a lien but are not then delinquent or due and payable; (iv) a survey, prepared and certified to the Bank in accordance with ALTA/ACSM standards, showing the boundaries of the Substitute Property, the location of all improvements, required set-backs and such other information as may be required pursuant to the foregoing standards, acceptable to the Bank and sufficient to permit the issuance of a loan policy of title insurance without exception for any matter which would be revealed by a survey and physical inspection of the Substitute Property; (v) a Phase I environmental report, acceptable to the Bank, showing that such Substitute Property is free of Hazardous Substances and from violations of Environmental Laws, and is otherwise in compliance with the requirements set forth in this Agreement with respect to the Mortgaged Properties and (vi) a statement, showing in detail and with substantiating information reasonably acceptable to the Bank, the Property NOI for the Substitute Property for not less than one
(1) full calendar year prior to the date of the notice with which such information is furnished. If the Bank shall approve the proposed substitution of the Substitute Property as a Mortgaged Property, the Bank shall so notify Borrower, shall assign a Coverage Factor and an initial Market Constant to such Substitute Property and shall, on the basis of the same, determine the Borrowing Base for such property. Promptly after its receipt of such notice, Borrower shall execute a Mortgage and such other Security Documents with respect to such Substitute Property as the Bank may require in order to cause such property to comply with the requirements of this Agreement and the other Loan Documents as Collateral for the Obligations, shall cause all such Security Documents to be duly delivered to the Bank or recorded in the appropriate public records, and will cause the title company which issued the title commitment described above to issue a loan policy of title insurance to the Bank, containing such coverages and endorsements as the Bank may require. Concurrently therewith, the Bank shall execute and deliver to Borrower a release of the Mortgage encumbering the Mortgaged Property for which such substitution was made, together with a release of all other Security Documents in favor of the Bank which pertain to such property (without thereby releasing or affecting any Mortgage or Security Document affecting any other Mortgaged Property), and Borrower and the Bank shall amend or supplement this Agreement to reflect the inclusion of such Substitute Property as a Mortgaged Property and a component of the Eligible Real Estate, to reflect the resulting changes in the Aggregate Borrowing Base and to make such other changes to this Agreement as may be necessary or appropriate to reflect the transactions effected pursuant to this Section 5.19(b).

                 (c) All costs and expenses incurred or payable by the Bank with respect to or in connection with Borrower's exercise of its options under this Section 5.19 (including, without limitation, reasonable attorney's fees and further including any and all taxes, costs, fees and recording expenses in connection with the implementation of the rights set forth in this provision) shall be paid by Borrower on demand.

                                   ARTICLE 6
                                   ---------

                         NEGATIVE COVENANTS OF BORROWER
                         ------------------------------

                 Borrower covenants with and represents and warrants to the Bank that from and after the date hereof and until all of the Obligations are paid and satisfied in full Borrower shall, and shall cause the Management Company to, observe and comply with the negative covenants set forth in this
Article 6:

                 Section 6.1 LIMITATION ON NATURE OF BUSINESS. Neither Borrower nor the Management Company will at any time make any material alterations in the nature or character of its business as carried on at the date hereof, or undertake, conduct or transact any business in a manner prohibited by applicable law.

                 Section 6.2 LIMITATION ON CONSOLIDATION AND MERGER. Neither Borrower nor the Management Company shall at any time consolidate with or merge into or with any Person or Persons, other than those (a) which do not violate or result in the violation of Section 6.1, above, and (b) as to which Borrower is the surviving party. This Section 6.2(a) shall not prohibit Borrower from merging the Management Company or any one or more of Borrower's subsidiaries identified on SCHEDULE 4.1(c) with or into Borrower.

                 Section 6.3 LIMITATION ON DISTRIBUTIONS, DIVIDENDS AND RETURN OF CAPITAL. (a) Borrower shall not, after the occurrence and during the continuance of an Event of Default hereunder or under any Loan Document: (i) declare or pay any Distribution or cash dividends of any kind on any Securities of any class in its capital; (ii) make any payments on account of the purchase or other acquisition or redemption or other retirement of any Securities of any class in its capital.

                 (b) Borrower shall not at any time make (whether directly or indirectly) any payment of any kind on any Indebtedness for Borrowed Money (other than the Obligations) to any other Person while any Default or Event of Default exists hereunder.

                 (c) Borrower shall not at any time make (whether directly or indirectly) any payments or other distributions of any kind to any Affiliate, or transfer or assign (whether directly or indirectly) any Property or assets of any kind to any

Affiliate; EXCLUDING, HOWEVER, from the operation of the foregoing provisions of this paragraph:

                 (i) payments on transactions or contracts which are not prohibited by Section 6.6;

                 (ii) remuneration payable by Borrower to its employees, trustees or officers in amounts approved by its board of trustees;

                 (iii) reimbursements by Borrower of the reasonable business expenses of its employees, trustees and officers incurred in the ordinary course of business; and

                 (iv) payments, distributions or transfers which are consolidated on Borrower's financial statements and are not prohibited by any other provision of this Agreement.

                 (d) Notwithstanding any provision of this Section 6.3 to the contrary, Borrower may make such Distributions as may be necessary to preserve Borrower's status and qualification as a REIT, provided that if, but for this
Section 6.3(d) such Distribution would otherwise be prohibited by the terms of this Agreement, Borrower shall, prior to making any such Distribution, provide the Bank with an opinion of counsel or other evidence acceptable to the Bank confirming the necessity of such Distribution to the preservation of Borrower's status and qualification as a REIT. The making of any Distribution under the circumstances described in this Section 6.3(d) shall not excuse any default or Event of Default hereunder, or constitute a waiver by the Bank of any rights or remedies which may be available to it hereunder or under any of the Loan Documents in the event of a default or an Event of Default hereunder.

                 Section 6.4 ACQUISITION OF MARGIN SECURITIES. Borrower shall not own, purchase or acquire (or enter into any contract to purchase or acquire) any "margin security" as defined by any regulation of the Federal Reserve Board as now in effect or as the same may hereafter be in effect unless, prior to any such purchase or acquisition, the Bank shall have received a satisfactory opinion of counsel to the effect that such purchase or acquisition will not cause this Agreement or the Note to be in violation of Regulation G, T, U, X or any other regulation of the Federal Reserve Board then in effect.

                 Section 6.5 LIMITATION ON INDEBTEDNESS. (a) Borrower will not create, assume or have outstanding at any time any Indebtedness for Borrowed Money, other than: (i) short term unsecured borrowings obtained by Borrower from a bank or other institutional lender, or in the commercial paper market, provided that (x) the outstanding principal balance of all such borrowings shall not exceed One Hundred Million Dollars ($100,000,000) at any time, and (y) the aggregate outstanding balance of Borrower's borrowings in the commercial paper market shall not exceed at any time the aggregate unused portions of lines of credit made available to Borrower for the purpose of supporting such commercial paper borrowings by banks and other institutional lenders, together with the amount of any unused balance of the Credit Commitment available hereunder and any unused portion of any other credit facility otherwise permitted hereunder which may then be available to Borrower;
(ii) indebtedness secured by mortgages, deeds of trust or deeds to secure debt encumbering real property or real property interests owned by Borrower, provided that the aggregate outstanding balance of all such indebtedness as to which recourse for non-payment is not limited strictly to the real property or real property interest so encumbered shall not exceed Eighty Million Dollars ($80,000,000) at any time; (iii) Indebtedness, other than the mortgage indebtedness described in the immediately preceding clause, presently existing or hereafter incurred, created or assumed by Borrower to finance (or refinance) the acquisition of real property or real property interests by Borrower, provided that such Indebtedness shall not exceed the cost of the real property, or real property interest, so acquired (as such cost is reflected from time to time in Borrower's financial records); (iv) the outstanding principal balance of Loans made pursuant to this Agreement together with the outstanding principal balance of funds borrowed under credit agreements containing terms not materially less favorable to Borrower than those contained herein, provided that the aggregate amount of all such Loans and other funds described in this clause (iv) shall not exceed Eighty Million Dollars ($80,000,000) at any time;
(v) any subordinated indebtedness; and (vi) Indebtedness which is outstanding as of the date hereof.

                 (b) Borrower shall provide the Bank with written notice, quarterly within forty-five (45) days after the end of each fiscal quarter of Borrower during the pendency of this Agreement, showing in detail acceptable to the Bank the amount, nature, purpose and material terms of Borrower's Indebtedness for Borrowed Money. Such notice shall be accompanied by a statement in detail and content acceptable to the Bank demonstrating compliance with all of the requirements established by this Agreement, including without limitation those which are contained at Section 6.6(a), and in Section 5.18.

                 Section 6.6 TRANSACTIONS WITH AFFILIATES. Borrower shall not enter into or participate in any agreements or transactions of any kind with any Affiliates of Borrower, except: (i) agreements or transactions that individually produce annual payments of less than Fifty Thousand and 00/100 Dollars ($50,000.00); (ii) agreements or transactions entered into in the ordinary course of business on an arms-length basis; or (iii) agreements, including but not limited to net-lease arrangements with the Management Company which are permitted pursuant to Section 6.3(c)(iv).

                 Section 6.7 LIMITATION ON CERTAIN ACTIONS. In the event of any conflict between the provisions of this Article 6 and the covenants set forth in Section 5.18, the latter shall control. Borrower shall not take any action otherwise permitted by any provision of this Article 6 if such action would result in a violation of any one or more, or all, of the covenants set forth in Section 5.18.

                                   ARTICLE 7
                                   ---------

                          EVENTS OF DEFAULT; REMEDIES
                          ---------------------------

                 Section 7.1 EVENTS OF DEFAULT. The occurrence of any one or more of the following events shall constitute an "Event of Default":

                 (a) PRINCIPAL AND INTEREST. Any principal, interest or any other sum payable under this Agreement or the Note shall not be paid within five (5) days of when due;

                 (b) REPRESENTATION AND WARRANTIES. Any representation or warranty at any time made by or on behalf of Borrower in this Agreement, any Loan Document or in any certificate, written report or statement furnished to the Bank in connection therewith shall prove to have been untrue, incorrect or breached in any material respect on or as of the date on which the same was made or was deemed to have been made or repeated;

                 (c) CERTAIN COVENANTS. Borrower shall fail to comply with the covenants set forth in Sections 5.2(b), 5.5(a) and 5.18, or Borrower shall fail to maintain the insurance required to be maintained pursuant to Section 5.2(b) (including, but not limited to, any insurance required to be maintained in respect of any Mortgaged Property pursuant to the Mortgage encumbering such Mortgaged Property);

                 (d) OTHER COVENANTS. Borrower shall fail to perform, comply with or observe any other covenant or agreement contained in this Agreement and such failure or breach shall continue for more than thirty (30) days after the earlier of the date on which Borrower shall have first become aware of such failure or breach or the Bank shall have first notified Borrower of such failure or breach (PROVIDED, HOWEVER, that solely with respect to defaults of the nature described in this Section 7.1(d) which cannot be cured by the payment of money and cannot using appropriate diligence be cured within such 30-day period, Borrower shall not be deemed to have defaulted hereunder provided that Borrower shall commence reasonable curative action with respect to such matter within such 30-day period and shall thereafter diligently and continuously prosecute the same to a timely completion);

                 (e) LOAN DOCUMENTS. Borrower shall fail to observe or perform in any material fashion any of its obligations or undertakings under any Loan Document other than this Agreement, and such failure shall continue beyond the applicable period of grace (if any) provided therein, or any Loan Document shall cease to be legal, valid, binding or enforceable in accordance with its terms;

                 (f) LITIGATION. Any action at law, suit in equity or other legal or administrative proceeding to amend, cancel, revoke or rescind any Loan Document shall be commenced by or on behalf of Borrower or by any court or any other governmental authority, or any court or any other governmental authority shall make a determination, or issue a judgment, order, decree or ruling to the effect that, any one or more of the covenants, agreements or obligations of Borrower hereunder or under any one or more of the other Loan Documents are illegal, invalid or unenforceable in accordance with the terms thereof;

                 (g) ACCELERATION OF OTHER AGREEMENTS. Borrower shall default under any agreement, instrument or contract to which Borrower is a party or by which any of its assets or Property is bound, and such default shall result in any Indebtedness of Borrower having outstanding principal balance, immediately prior to the occurrence of such default of One Million Dollars ($1,000,000) or more becoming or being declared due and payable prior to the date on which such Indebtedness or any part thereof would otherwise have become due and payable;

                 (h) INSOLVENCY-VOLUNTARY. If Borrower shall: (1) take any action for the termination, winding up, liquidation or dissolution of Borrower;
(2) make a general assignment for the benefit of creditors, become insolvent or be unable to pay its debts as they mature; (3) file a petition in voluntary liquidation or bankruptcy; (4) file a petition or answer or consent seeking the reorganization of Borrower, or the readjustment of any of the Indebtedness of Borrower; (5) commence any case or proceeding under applicable insolvency or bankruptcy laws now or hereafter existing; (6) consent to the appointment of any receiver, administrator, custodian, liquidator or trustee of all or any part of its assets or Property; (7) take any corporate action for the purpose of effecting any of the foregoing; or (8) be adjudicated as bankrupt or insolvent;

                 (i) INSOLVENCY-INVOLUNTARY. If any petition for any proceedings in bankruptcy or liquidation or for the reorganization or readjustment of Indebtedness of Borrower shall be filed, or any case or proceeding shall be commenced, under any applicable bankruptcy or insolvency laws now or hereafter existing, against Borrower, or any receiver, administrator, custodian, liquidator or trustee shall be appointed for Borrower or for all or any part of Borrower's assets or Property, or any order for relief shall be entered in a proceeding with respect to the Borrower under the provisions of the United States Bankruptcy Code, as amended, and such proceeding or such appointment shall not be dismissed or discharged, as the case may be, within forty-five (45) days after the filing or appointment thereof;

                 (j) JUDGMENT. Any final and non-appealable judgment, order or decree for the payment of money in excess of Five Hundred Thousand and 00/100 Dollars ($500,000.00) shall be rendered against Borrower, and shall not be discharged within thirty (30) days after the date of the entry thereof;

                 (k) ERISA. Any Termination Event shall occur and, as of the date thereof or any subsequent date, the sum of the various liabilities of Borrower and its ERISA Affiliates including, without limitation, any liability to the Pension Benefit Guaranty Corporation or its successor or to any other party under Sections 4062, 4063, or 4064 of ERISA or any other provision of law resulting from or otherwise associated with such event exceeds Fifty Thousand Dollars ($50,000.00); or Borrower or any of its ERISA Affiliates as an employer under any Multiemployer Plan shall have made a complete or partial withdrawal from such Multiemployer Plans and the plan sponsors of such Multiemployer Plans shall have notified such withdrawing employer that such employer has incurred a withdrawal liability requiring a payment in an amount exceeding Fifty Thousand and 00/100 Dollars ($50,000.00); or

                 (l) LOSS OF LICENSES OR PERMITS. Any of the Licenses and Permits now held or hereafter acquired by Borrower shall be revoked or terminated and not renewed and the absence of any such Licenses and Permits would have a material adverse impact on the business, Property, prospects, profits or condition (financial or otherwise) of Borrower.

                 Section 7.2 TERMINATION OF COMMITMENT AND ACCELERATION OF OBLIGATIONS. If any one or more of the Events of Default shall at any time occur and be continuing:

                 (a) The Bank may, by giving notice to Borrower, immediately terminate the Credit Commitment, and the Bank shall thereupon be relieved of all of its obligations to issue any Letters of Credit or to make any Loans hereunder; except that if there shall be a Default under Section 7.1(i) or (h) hereof, the Credit Commitment (and without notice of any kind, the same being expressly waived by Borrower) terminate in full concurrently with the occurrence of such Default, and the Bank shall thereupon be relieved of all of its obligations to make any Loans hereunder.

                 (b) The Bank may, by giving notice to Borrower (a "Notice of Acceleration"), declare all of the Obligations, including the entire unpaid principal of the Note, all of the unpaid interest accrued thereon, and any and all other sums payable by Borrower under this Agreement, the Note, or any of the other Loan Documents, to be immediately due and payable; except: (i) that if there shall be an Event of Default under Section 7.1(i) or (h), all of the Obligations, including the entire unpaid balance of all of the Notes, all of the unpaid interest accrued thereon and any other sums payable by Borrower under this Agreement, the Note or any of the other Loan Documents shall automatically and immediately be due and payable without notice to Borrower, such notice being expressly waived by Borrower; and (ii) that if there shall be an Event of Default under Section 7.1(h) or (i), and if the Bank shall, in accordance with the terms of this Agreement, give a Notice of Acceleration to Borrower, Borrower shall not be required to pay any prepayment penalties in connection with the acceleration of any of the Obligations of Borrower. Thereupon, all of such Obligations which are not already due and payable shall forthwith become and be absolutely and unconditionally due and payable, without presentment, demand, protest or any further notice or any other formalities of any kind, all of which are hereby expressly and irrevocably waived.

                 (c) The Bank may proceed to protect and enforce all or any of its' rights, remedies, powers and privileges under this Agreement, the Note or any of the other Loan Documents by action at law, suit in equity or other appropriate proceedings, whether for specific performance of any covenant contained in this Agreement, the Note or any of the other Loan Documents, or in aid of the exercise of any power granted to the Bank herein or therein.

                 Section 7.3 NO IMPLIED WAIVER; RIGHTS CUMULATIVE. No delay on the part of the Bank in exercising any right, remedy, power or privilege hereunder or under any of the other Loan Documents or provided by statute or at law or in equity or otherwise shall impair, prejudice or constitute a waiver of any such right, remedy, power or privilege or be construed as a waiver of any Default or Event of Default or as an acquiescence therein. No right, remedy, power or privilege conferred on or reserved to the Bank under any of the Loan Documents or otherwise is intended to be exclusive of any other right, remedy, power or privilege. Each and every right, remedy, power and privilege conferred on or reserved to the Bank under any of the Loan Documents or otherwise shall be cumulative and in addition to each and every other right, remedy, power or privilege so conferred on or reserved to Bank, and may be exercised at such time or times and in such order and manner as the Bank shall (in its sole and complete discretion) deem expedient.

                                   ARTICLE 8.
                                   -----------

                       PROVISIONS OF GENERAL APPLICATION
                       ---------------------------------

                 Section 8.1 DURATION. This Agreement shall continue in full force and effect and the duties, covenants, and liabilities of Borrower hereunder and all the terms, conditions, and provisions hereof relating thereto shall continue to be fully operative until all Obligations to the Bank have been satisfied in full, PROVIDED, HOWEVER that notwithstanding the provisions of this Section 9.1 the Credit Commitment shall expire and all Obligations shall be due and payable on the Termination Date.

                 Section 8.2 NOTICES. (a) All notices and other communications pursuant to this Agreements shall be in writing, either delivered in hand or sent by first-class mail, postage prepaid, or sent by telex, telecopier, facsimile transmission or telegraph, addressed as follows:

                 (i)  If to Borrower, to:

                      First Union Real Estate Equity and Mortgage Investments Suite 1900
                      55 Public Square
                      Cleveland, Ohio  44113
                      Telecopier:
                      Attention:  Gregory D. Bruhn
                      Executive Vice President and
                      Chief Financial Officer

                      with a copy to:

                      First Union Real Estate Equity
                         and Mortgage Investments
                      Suite 1900
                      55 Public Square
                      Cleveland, Ohio  44113
                      Telecopier:  (216) 781-7364
                      Attention:  Paul F. Levin, Esq.
                                  Vice President, General
                                  Counsel and Secretary

                      (ii)    If to the Bank, to:

                      National City Bank
                      1900 East Ninth Street
                      Cleveland, Ohio   44101
                      Telecopier:  (216) 575-3160
                      Attention: Anthony J. DiMare, Vice President and Senior Lending Officer

                      with a copy to:

                      Jones, Day, Reavis & Pogue
                      North Point
                      901 Lakeside Avenue
                      Cleveland, Ohio  44114
                      Telecopier:  (216) 579-0212
                      Attention:  William K. Smith, Esq.

or to such other addresses or by way of such telex and other numbers as either party hereto shall have designated in a written notice to the other party hereto.

                 (b) Except as otherwise expressly provided herein, any notice or other communication given under this Agreement or any other Loan Document shall be deemed to have been duly given or made and to have become effective when delivered in hand to the party to which it is directed, or, if sent by first-class mail, postage prepaid, or by telex, telecopier, facsimile transmission or telegraph, and properly addressed in accordance with
Section 8.2(a), (i) when received by the addressee; or (ii) if sent by first class mail, postage prepaid, on the third (3rd) Business Day following the day of the dispatch thereof, whichever of (i) or (ii) shall be the earlier; PROVIDED, HOWEVER, that any such communication hereunder sent by telex, telecopier or facsimile transmission or telegraph shall be followed by delivery in hand or by first-class mail, postage prepaid.

                 Section 8.3 SURVIVAL OF REPRESENTATIONS. All representations and warranties made by or on behalf of Borrower in this Agreement or any of the other Loan Documents shall be deemed to have been relied upon by the Bank notwithstanding any investigation made by or for the Bank. All such representations and warranties shall survive the making of each of the Loans until all of the Obligations shall have been paid in full.

                 Section 8.4 AMENDMENTS. Each of the Loan Documents may be modified, amended or supplemented in any respect whatever, only by a written instrument signed by Borrower and the Banks.

                 Section 8.5 COSTS, EXPENSES, TAXES AND INDEMNIFICATION. (a) Borrower absolutely and unconditionally agrees to pay to the Bank, and to reimburse the Bank for, all reasonable out-of-pocket costs and expenses (including legal fees and expenses) which shall at any time be incurred or sustained by the Bank or any of its directors, officers, employees or agents as a consequence of or any way in connection with: (a) the preparation, negotiation, execution and delivery of the Loan Documents; (b) the perfection and continuation of the rights of the Bank in connection with the Loans; (c) the preparation, negotiation, execution, or delivery of any amendment or modification of any of the Loan Documents; or (d) the consideration by the Bank of any consents, approvals or waivers which may be requested under any of the Loan Documents (without regard to whether any such consent, approval or waiver is in fact provided).

                 (b) Borrower absolutely and unconditionally agrees to pay to the Bank, promptly after request therefor by the Bank and at any time and as often as the occasion therefor may require, all reasonable out-of-pocket costs and expenses which shall be incurred or sustained by the Bank or its directors, officers, employees or agents as a consequence of, on account of, in relation to or any way in connection with the exercise, protection or enforcement any of its rights, remedies, powers or privileges hereunder or under any of the Loan Documents or in connection with any litigation, proceeding or dispute arising from or related to any of the Loan Documents (including, but not limited to, all of the reasonable fees and disbursements of consultants, legal advisers, accountants, experts and agents for the Bank, the reasonable travel and living expenses away from home of employees, consultants, experts or agents of the Bank, and the reasonable fees of agents, consultants and experts of the Bank for services rendered on its behalf).

                 (c) Borrower shall absolutely and unconditionally indemnify and hold harmless the Bank against any and all claims, demands, suits, actions, causes of action, damages, losses, settlement payments, obligations, costs, expenses and all other liabilities whatsoever which shall at any time or times be incurred or sustained by the Bank or by any of its shareholders, directors, officers, employees, subsidiaries, Affiliates or agents on account of, or in relation to, or in any way in connection with, any of the arrangements or transactions contemplated by, associated with or ancillary to this Agreement or any of the other Loan Documents, without regard to whether all or any of the transactions contemplated by, associated with or ancillary to this Agreement, or any of such Loan Documents shall ultimately be consummated.

                 (d) Borrower hereby covenants and agrees that any sums expended by the Bank for which the Bank is entitled to reimbursement under this
Section 8.5 shall be due and payable promptly (and in any case within thirty days) after Borrower's receipt of an invoice therefor, and if not paid within such period any such sum shall bear interest at the Default Interest Rate from the date of Borrower's receipt of such invoice until the date such payment is made in full.

                 (e) Borrower's indemnity obligations under this Section 8.5 shall not extend to any losses, costs, expenses or damages proximately caused by the gross negligence or willful misconduct of the Bank or any other party which, but for this Section 8.5(e), would be entitled to indemnification hereunder.

                 Section 8.6 BINDING EFFECT; ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Borrower may not assign or delegate any of its rights or obligations hereunder or under or in respect of the Loan Documents without the express prior written consent of the Bank. The Bank may assign, and may sell participation interests in, its rights hereunder or under the Loan Documents at any time and from time to time at its sole discretion, provided, however, that: (a) the Bank shall retain not less than fifty percent (50%) of all interests in the Loans and in the Credit Commitment;
(b) the Bank shall not sell participation interests to more than three (3) participants at any time; (c) no participant may sub-participate its participation interests hereunder; and (d) each participant shall be entitled to the cost protection and indemnity provisions of Sections 2.10 and 8.5 of this Agreement, but no participant shall be entitled to receive pursuant to such provisions an amount larger than its proportionate share of the amount to which the Bank would have been entitled in respect of any claim thereunder; and (c) Borrower shall continue to deal exclusively with the Bank in connection with all matters arising hereunder or under the Loan Documents. The Bank may share any information provided to it by or on behalf of Borrower pursuant to this Agreement with any participant or potential participant in respect of this Agreement.

                 Section 8.7 GOVERNING LAW; JURISDICTION AND VENUE. (a) This instrument and the rights and obligations of all parties hereunder shall be governed by and construed under the substantive laws of the State of Ohio, without reference to the conflict of laws principles of such state.

                 (b) The Bank and Borrower hereby designate all state and federal courts of record sitting in Cleveland, Ohio as forums where any action, suit or proceeding in respect of or arising out of this Agreement, the Note, the other Loan Documents, or the transactions contemplated by this Agreement may be prosecuted as to all parties, their successors and assigns, and each hereby consents to the jurisdiction and venue of such courts (provided, however, that the Bank and Borrower acknowledge that those Mortgages which encumber Mortgaged Properties located outside of the State of Ohio shall be governed by the respective laws of the jurisdictions in which such Mortgaged Properties are located, and agree that the prosecution of the remedies of the Bank under such Mortgages may take place in such jurisdictions). Except as aforesaid, Borrower waives any and all personal rights under the laws of any other state to object to jurisdiction within the State of Ohio for the purposes of litigation to enforce the Obligations of Borrower. In the event any such litigation shall be commenced, Borrower agrees that service of process may be made, and personal jurisdiction over Borrower obtained, by service of a copy of the summons, complaint and other pleadings required to commence such litigation upon Borrower's appointed Agent for Service of Process in the State of Ohio, which the undersigned hereof designates to be: Paul F. Levin, Esq., Suite 1900, 55 Public Square, Cleveland, Ohio 44113. Borrower recognizes and agrees that such designation agency has been created for the benefit of the Borrower, and the parties agree that this designation shall not be revoked, withdrawn, or modified without the prior written consent of the Bank.

                 Section 8.8 WAIVER OF JURY TRIAL. AS A MATERIAL INDUCEMENT FOR THE BANK TO EXTEND CREDIT TO BORROWER, AND AFTER HAVING THE OPPORTUNITY TO CONSULT COUNSEL, BORROWER HEREBY EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR ARISING IN ANY WAY FROM THE OBLIGATIONS.

                 Section 8.9 WAIVERS. Borrower waives notice of nonpayment, demand, notice of demand, presentment, protest and notice of protest with respect to the Obligations, or notice of acceptance hereof, notice of the Loans made, credit extended, or any other action taken in reliance hereon, and all other demands and notices of any description, except for those notices which are expressly provided for herein.

                 Section 8.10 INTEGRATION OF SCHEDULES AND EXHIBITS. The Exhibits and Schedules annexed to this Agreement are part of this Agreement and are incorporated herein by reference.

                 Section 8.11 HEADINGS. The table of contents, headings of the Articles, Sections and paragraphs of this Agreement have been inserted for convenience of reference only and shall not be deemed to alter, limit or affect the scope, meaning or interpretation of any provision of this Agreement.

                 Section 8.12 COUNTERPARTS. This Agreement may be executed in any number of counterparts, and signature pages but all of such counterparts shall together constitute a single agreement. In making proof of this Agreement, it shall not be necessary to produce or account for more than one counterpart hereof signed by each of the parties hereto.

                 Section 8.13 SEVERABILITY. If any provision of this Agreement, or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the balance of this Agreement and the application of all provisions of this Agreement to all other persons and circumstances shall not be affected thereby; each provision of this Agreement shall remain valid and enforceable to the fullest extent permitted by law.

                 Section 8.14 ONE GENERAL OBLIGATION. All Loans under this Agreement constitute one loan, and all Obligations of Borrower under this Agreement and all of the other Loan Documents constitute one general obligation. All of the rights of the Bank contained in this Agreement shall likewise apply insofar as applicable to any modification of or supplement to this Agreement. No officers, directors, shareholders or employees of Borrower shall have any personal liability for any obligations under this Agreement or as a result of any documents or certificates delivered pursuant to this Agreement, except in cases of actual fraud or willful misconduct; PROVIDED, HOWEVER, that nothing in this sentence shall be deemed in any way to limit the absolute and unconditional liability of Borrower for the full and timely payment, observance and performance of all of its obligations hereunder.

                 Section 8.15 LIABILITY OF BORROWER'S TRUSTEES, ETC. Notwithstanding any provision of this Agreement to the contrary, this Agreement has been executed and delivered by a duly authorized officer of Borrower, for and on behalf of Borrower's trustees. The Bank acknowledges that neither the trustees of Borrower, nor any additional or successor trustees of Borrower, nor any beneficiary, officer, employee or agent of Borrower, shall have any personal, individual liability hereunder or under any of the Loan Documents. The Bank agrees to look solely to the property and assets of Borrower (and, where so provided herein or in any of the Loan Documents, to the property and assets of the Management Company) for the satisfaction of all claims of any nature arising under or in connection with this Agreement.

                 IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by or on behalf of each of the parties as of December 5, 1994.

                         Borrower:
                         FIRST UNION REAL ESTATE EQUITY AND
                         MORTGAGE INVESTMENTS


                         BY:  /S/GREGORY D. BRUHN
                             -----------------------
                             Gregory D. Bruhn,
                             Executive Vice-President
                             and Chief Financial
                             Officer


                         The Management Company:

                         FIRST UNION MANAGEMENT, INC.


                         BY:  /S/JOSEPH W. KEARNEY
                             ----------------------
                             Controller and Assistant
                             Secretary

                         The Bank:

                         NATIONAL CITY BANK



                         BY:  /S/ANTHONY J. DIMARE
                             ---------------------
                             Anthony J. DiMare
                             Vice President and Senior
                             Lending Officer